Exhibit 10.2

EXECUTION COPY

U.S. $4,000,000,000

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Dated as of April 27, 2018

Among

HONEYWELL INTERNATIONAL INC.,

as Borrower,

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK EUROPE PLC, UK BRANCH,

as Swing Line Agent

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

and

CITIBANK, N.A.

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Co-Bookrunners

TABLE OF CONTENTS

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4

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SCHEDULES

Schedule I - Commitments

Schedule 2.01(b) - Existing Letters of Credit

EXHIBITS

Exhibit A	-	Form of Note

Exhibit B-1	-	Form of Notice of Revolving Credit Borrowing

Exhibit B-2	-	Form of Notice of Swing Line Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Designation Letter

Exhibit E		Form of Opinion of the General Counsel or an Assistant General Counsel of the Company

Exhibit F	-	Form of Opinion of Counsel to a Designated Subsidiary

Exhibit G		Form of Opinion of Shearman & Sterling LLP, Counsel to the Agents
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AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Dated as of April 27, 2018

HONEYWELL INTERNATIONAL INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and swing line banks (the “Initial Swing Line Banks”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Administrative Agent”) for the Lenders (as hereinafter defined), CITIBANK EUROPE PLC, UK BRANCH, as swing line agent (the “Swing Line Agent”) for the Swing Line Banks (as hereinafter defined), JPMORGAN CHASE BANK, N.A., as syndication agent, [BANK OF AMERICA, N.A., BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, MORGAN STANLEY MUFG LOAN PARTNERS, LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION], as documentation agents, and CITIBANK and JPMORGAN CHASE BANK, N.A., as joint lead arrangers and co-bookrunners, hereby agree as follows:

PRELIMINARY STATEMENT.

The Company, the lenders parties thereto and Citibank, as agent, were parties to that certain Amended and Restated Five Year Credit Agreement dated as of July 10, 2015, (as amended to date and in effect immediately prior to the amendment and restatement set forth herein, the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the Company, the parties hereto and Citibank, as Administrative Agent, desire to amend and restate the Existing Credit Agreement as herein set forth.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Credit Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agents” means the Administrative Agent and the Swing Line Agent.

“Agent’s Account” means (a) in the case of Revolving Credit Advances denominated in Dollars, the account of the Administrative Agent maintained by the Administrative Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Revolving Credit Advances denominated in any Foreign Currency, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose, (c) in the case of Swing Line Advances denominated in Dollars, the account of the Swing Line Agent maintained with Citibank, N.A., New York Branch, Account No. 10963054, Attention: Loans Agency, (d) in the case of Swing Line Advances denominated in Euro, the account of the Swing Line Agent maintained at Citibank, N.A., London Branch, Account No. 944823, IBAN No. GB58CITI18500800944823, Attention: Loans Agency and (e) in any such case, such other account of the Administrative Agent or Swing Line Agent as is designated in writing from time to time by the Administrative Agent or Swing Line Agent, as the case may be, to the Company and the Lenders for such purpose.

“Alternate Currency” means any lawful currency other than Dollars and the Major Currencies that is freely transferable and convertible into Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Letter of Credit Rate” means, as of any date, a percentage per annum equal to the Market Rate Spread on the Spread Determination Date in relation to Letters of Credit.

“Applicable Margin” means (a) (i) for Eurocurrency Rate Advances and for Swing Line Advances as of any date, a percentage per annum equal to the Market Rate Spread on the Spread Determination Date in relation to such Advances and (b) for Base Rate Advances as of any date, a rate per annum that is 100 basis points lower than the rate determined in accordance with clause (a) above; provided that in no event shall the Applicable Margin for Base Rate Advances be lower than 0.00%.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A+ or A1 or above	0.060%
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Level 2 Lower than Level 1 but at least A or A2	0.070%
Level 3 Lower than Level 2 but at least A- or A3	0.100%
Level 4 Lower than Level 3 but at least BBB+ or Baa1	0.125%
Level 5 Lower than Level 4	0.175%

“Arrangers” means Citibank and JPMorgan Chase Bank, N.A.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), converting all non-Dollar amounts into the Dollar Equivalent thereof at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the Available Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

“Bail-In Action” has the meaning specified in Section 9.20.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate; and

(c) the London interbank offered rate applicable to Dollars for a period of one month as determined by reference to the Reuters Page (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the Reuters Page (or other commercially

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available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day); provided that, if One Month LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i)(A).

“Borrower” means the Company or any Designated Subsidiary, as the context requires.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.

“Bribery Act” means the United Kingdom Bribery Act of 2010.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advance, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euros, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open) and if the applicable Business Day relates to any Swing Line Advance, on which banks are open for business in London.

“Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon such terms as may be satisfactory to the Administrative Agent.

“Change of Control” means that (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Act”)) (other than the Company, any Subsidiary of the Company or any savings, pension or other benefit plan for the benefit of employees of the Company or its Subsidiaries) which theretofore beneficially owned less than 30% of the Voting Stock of the Company then outstanding shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Act) of 30% or more in voting power of the outstanding Voting Stock of the Company or (ii) during any period of twelve consecutive calendar months commencing at the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Company shall cease to constitute a majority of the Board of Directors of the Company, except to the extent individuals who at the beginning of such twelve month period were replaced by individuals (x) whose election or nomination to the board was approved by a majority of the remaining board members at the time of such election or nomination or (y) who were nominated by a majority of the remaining board members at the time of such nomination and subsequently elected as directors by shareholders of the Company.

“Citibank” means Citibank, N.A.

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“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment or a Swing Line Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Consenting Lender” has the meaning specified in Section 2.19(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means, at any time, any Subsidiary the accounts of which are required at that time to be included on a Consolidated basis in the Consolidated financial statements of the Company, assuming that such financial statements are prepared in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.12.

“Debt” means, with respect to any Person: (i) indebtedness of such Person, which is not limited as to recourse to such Person, for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred (for 90 days or more) purchase or acquisition price of property or services; (ii) indebtedness or obligations of others which such Person has assumed or guaranteed; (iii) indebtedness or obligations of others secured by a lien, charge or encumbrance on property of such Person whether or not such Person shall have assumed such indebtedness or obligations; (iv) obligations of such Person in respect of letters of credit (other than performance letters of credit, except to the extent backing an obligation of any Person which would be Debt of such Person), acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; and (v) obligations of such Person under leases which are required to be capitalized on a balance sheet of such Person in accordance with GAAP.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.20(d), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, unless such Lender notifies the Administrative Agent and the Company in writing that such failure to comply is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition

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precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(d)) upon notification of such determination by the Administrative Agent to the Company and the Lenders.

“Designated Subsidiary” means any corporate Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.07.

“Designation Letter” means, with respect to any Designated Subsidiary, a letter in the form of Exhibit D hereto signed by such Designated Subsidiary and the Company.

“Dollar Swing Line Advance” means a Swing Line Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(ii)(B).

“Dollars” and the “$” sign each mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Effective Date” means April 27, 2018.

“Eligible Assignee” means (any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability,

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investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equivalent” in Dollars of any Foreign Currency on any date means the equivalent in Dollars of such Foreign Currency determined by using the quoted spot rate at which the Administrative Agent’s principal office in London (or, in the case of Swing Line Advances, the Swing Line Agent’s principal office in London) offers to exchange Dollars for such Foreign Currency in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Foreign Currency of Dollars means the equivalent in such Foreign Currency of Dollars determined by using the quoted spot rate at which the Administrative Agent’s principal office in London (or, in the case of Swing Line Advances, the Swing Line Agent) offers to exchange such Foreign Currency for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person’s controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan of such Person or any of its ERISA Affiliates within the following 30 days, and the contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of such Plan is required under Section 4043(b)(3) of ERISA (taking into account Section 4043(b)(2) of ERISA) to notify the PBGC that the event is about to occur; (b) the

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application for a minimum funding waiver with respect to a Plan of such Person or any of its ERISA Affiliates; (c) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan of such Person or any of its ERISA Affiliates; (g) the determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow” means an escrow established with an independent escrow agent pursuant to an escrow agreement reasonably satisfactory in form and substance to the Person or Persons asserting the obligation of one or more Borrowers to make a payment to it or them hereunder.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Page as the London interbank offered rate (“LIBOR”) for deposits in Dollars or in the relevant Major Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period; provided that, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

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“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or in a Major Currency that bears interest as provided in Section 2.08(a)(i)(B).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Euro Swing Line Advance” means a Swing Line Advance denominated in Euro that bears interest as provided in Section 2.08(a)(ii)(A).

“Events of Default” has the meaning specified in Section 6.01.

“Extension Date” has the meaning specified in Section 2.19(b).

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility or the Swing Line Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version to the extent substantively comparable thereto, any current or future regulations or official interpretations thereof, any similar provision of law applicable under any intergovernmental agreement pursuant to the foregoing, or any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Currency” means any Major Currency or any Alternate Currency.

“GAAP” has the meaning specified in Section 1.03.

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“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means (a) for each Swing Line Advance comprising part of the same Swing Line Borrowing, one period commencing on the date of such Swing Line Advance and ending on a Business Day with a duration not to exceed five Business Days and (b) for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period for a Eurocurrency Rate Advance shall be one, two, three or six months and, if available to all Lenders, twelve months, as the Borrower requesting the Borrowing may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) such Borrower may not select any Interest Period that ends after the scheduled Termination Date;

(ii) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, in the case of an Interest Period for Eurocurrency Rate Advances, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) in the case of an Interest Period for Eurocurrency Rate Advances, whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month

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that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Issuing Bank” means each Lender that expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Letter of Credit Commitment and its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Lender shall have a Letter of Credit Commitment.

“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not result solely by virtue of the ownership or acquisition of any equity interest in such Person by a governmental authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

“Lenders” means, collectively, (i) Initial Lenders, (ii) the Issuing Banks, (iii) the Swing Line Banks (unless the context otherwise requires), (v) each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and (v) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Application” has the meaning specified in Section 2.04(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank at any time, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in the amount set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.06(c) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced prior to such time pursuant to Section 2.06.

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“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $700,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“LIBOR” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed successor interest rate benchmark contemplated by Section 2.09(f), any conforming changes to the definitions of “Base Rate”, “Eurocurrency Rate” and “Interest Period” and any related definitions, the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable, good faith discretion of the Administrative Agent and in consultation with the Company, to reflect the adoption of such successor interest rate benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent in consultation with the Company determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such successor interest rate benchmark exists, in such other manner of administration as the Administrative Agent determines reasonably and in good faith and in consultation with the Company).

“Lien” means any lien, mortgage, pledge, security interest or other charge or encumbrance of any kind.

“Loan Document” means, collectively, this Agreement, each Note, each Designation Letter, each Letter of Credit Application and each Assignment and Assumption.

“Major Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of Japan and Euros.

“Majority Lenders” means at any time Lenders holding at least 51% of the then aggregate principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time the Revolving Credit Commitments of such Lender at such time.

“Market Rate Spread” means a rate per annum equal to the credit default swap mid-rate spread of the Company interpolated from the applicable Spread Determination Date to the latest Termination Date (or, if the period from such Spread Determination Date to the latest Termination Date is less than one year, then the one-year credit default swap mid-rate spread of the Company), in each case established on the most recent Spread Determination Date and based on the credit default swap mid-rate spreads specified by Markit, as of the close of business on the Business Day immediately prior to such Spread

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Determination Date, subject to a minimum rate and a maximum rate as determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Minimum Rate	Maximum Rate
Level 1 A+ or A1 or above	0.200%	0.875%
Level 2 Lower than Level 1 but at least A or A2	0.250%	1.000%
Level 3 Lower than Level 2 but at least A- or A3	0.500%	1.250%
Level 4 Lower than Level 3 but at least BBB+ or Baa1	0.625%	1.375%
Level 5 Lower than Level 4	0.750%	1.500%

If the Company’s interpolated credit default swap spread, as specified by Markit is unavailable, the Company and the Lenders shall negotiate in good faith (for a period of up to thirty days after such spread becomes unavailable (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Market Rate Spread. The Applicable Margin at any determination date thereof which falls during the Negotiation Period shall be based upon the then most recently available quote of the Market Rate Spread. If no such alternative method is agreed upon during the Negotiation Period, the Market Rate Spread at any determination date subsequent to the end of the Negotiation Period shall be a rate per annum equal to the maximum rate applicable from time to time as determined in the immediately preceding paragraph. If the Company’s interpolated credit default swap spread again becomes available through Markit, then Market Rate Spread shall be determined on the basis of such credit default swap spread as set forth above.

“Markit” means Markit Group Ltd. (or any successor) .

“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of any Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrowers to perform their obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

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“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person or any of its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Tangible Assets of the Company and its Consolidated Subsidiaries”, as at any particular date of determination, means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as set forth in the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.

“Non-Consenting Lender” has the meaning specified in Section 2.19(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to such Borrower.

“Notice of Issuance” has the meaning specified in Section 2.04(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Obligations” has the meaning specified in Section 7.01(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

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“Payment Office” means, for any Foreign Currency, such office of Citibank as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrowers and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the highest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Market Rate Spread shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Market Rate Spread will be set in accordance with Level 5 under the definition of “Applicable Percentage” or “Market Rate Spread”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Market Rate Spread shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Percentage and the Market Rate Spread shall be determined by reference to the level that is one level above such lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time and (b) such amount.

“Rating Condition” has the meaning specified in Section 2.06(c)(ii).

“Rating Condition Notice” has the meaning specified in Section 2.06(c)(ii).

“Register” has the meaning specified in Section 9.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Restatement Date” has the meaning specified in Section 3.01.

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“Restricted Property” means (a) any property of the Company located within the United States of America that, in the opinion of the Company’s Board of Directors, is a principal manufacturing property or (b) any shares of capital stock or Debt of any Subsidiary owning any such property.

“Reuters Page” means the Reuters Screen LIBOR01 Page.

“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means as to any Lender (i) the Dollar amount set forth opposite its name on Schedule I hereto under the caption “Revolving Credit Commitment”, (ii) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (iii) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.06(c) as such Lender’s Revolving Credit Commitment, in each case as the same may be terminated or reduced, as the case may be, pursuant to Section 2.06 or increased pursuant to Section 2.18 (and, in the case of a Swing Line Bank, its Revolving Credit Commitment or that of its affiliate shall include such Swing Line Bank’s Swing Line Commitment).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Sale and Leaseback Transaction” means any arrangement with any Person (other than the Company or a Subsidiary of the Company), or to which any such Person is a party, providing for the leasing to the Company or to a Subsidiary of the Company owning Restricted Property for a period of more than three years of any Restricted Property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person, or to any other Person (other than the Company or a Subsidiary of the Company) to which funds have been or are to be advanced by such Person on the security of the leased property. It is understood that arrangements pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or any successor provision having similar effect, are not included within this definition of “Sale and Leaseback Transaction”.

“Sanctioned Country” means, at any time, a country, region or territory which is the target of any comprehensive (but not list based) Sanctions that broadly prohibit dealings with such country, region or territory (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

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“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country to the extent such Person is subject to Sanctions or (c) any Person controlled or more than 50 percent owned by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning specified in Section 2.09(f)(ii).

“SEC” has the meaning specified in Section 5.01(h)(iii).

“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“Spread Determination Date” means, at any time, (a) for any Eurocurrency Advance, (i) the date that is two Business Days before the commencement of the Interest Period applicable to such Advance and (ii) in the case of an Interest Period of more than three months’ duration, the date that is the last Business Day of each successive three-month period during such Interest Period, and (b) for any Base Rate Advance or any Letter of Credit, (i) the Effective Date and (ii) the last day (or if such day is not a Business Day, the immediately preceding Business Day) of each March, June, September and December after the Effective Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

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“Swing Line Advance” means an advance by a Swing Line Bank to any Borrower as part of a Swing Line Borrowing and refers to a Euro Swing Line Advance or a Dollar Swing Line Advance (each of which shall be a “Type” of Swing Line Advance).

“Swing Line Agent” means Citibank Europe plc, UK Branch.

“Swing Line Bank” means each Initial Swing Line Bank and any other Lender acceptable to the Company and the Swing Line Agent that agrees to perform the duties of a Swing Line Bank hereunder.

“Swing Line Borrowing” means a borrowing consisting of simultaneous Swing Line Advances made by each of the Swing Line Banks pursuant to Section 2.01(c).

“Swing Line Commitment” means as to any Lender (i) the Euro amount set forth opposite such Lender’s name on Schedule I hereof or (ii) if such Lender has entered into an Assignment and Assumption, the Euro amount set forth for such Lender in the Register maintained by the Swing Line Agent pursuant to Section 9.06(c), in each case as such amount may be reduced pursuant to Section 2.06.

“Swing Line Facility” means, at any time, the aggregate amount of the Swing Line Banks’ Swing Line Commitments at such time.

“Termination Date” means the earlier of (a) April 27, 2023, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or Section 6.01 or, if all Lenders elect to terminate their Commitments as provided therein, Section 2.06(d); provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement. If any Termination Date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“Threatened” means, with respect to any action, suit, investigation, litigation or proceeding, a written communication to the Company or a Designated Subsidiary, as the case may be, expressing an intention to immediately bring such action, suit, investigation, litigation or proceeding.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in an amount (converting all non-Dollar amounts into the then Dollar Equivalent thereof) equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances (based in respect of any Advances denominated in a Major Currency on the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii)

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such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time (based in respect of any Letters of Credit denominated in a Major Currency on the Equivalent in Dollars at such time) and (B) the aggregate principal amount of all Swing Line Advances outstanding at such time (based in respect of any Swing Line Advances denominated in Euros on the Equivalent in Dollars at such time); provided, further, that each Lender’s Revolving Credit Commitment shall be deemed used from time to time to the extent of the Swing Line Advances made by it or its affiliate that is a Swing Line Bank.

“Unused Commitment (Fee Calculation)” means, with respect to each Lender at any time, (a) the amount of such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances (based in respect of any Advances denominated in a Major Currency on the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time (based in respect of any Letters of Credit denominated in a Major Currency on the Equivalent in Dollars at such time).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial computations and determinations pursuant hereto shall be made, in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”); provided, however, that, if any changes in accounting principles from those used in the preparation of such financial statements have been required by the rules, regulations, pronouncements or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and have been adopted by the Company with the agreement of its independent certified public accountants, the Lenders agree to consider a request by the Company to amend this Agreement to take account of such changes.

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ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Revolving Credit Advances, Letters of Credit and Swing Line Advances. (a) Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount (based in respect of any Revolving Credit Advance denominated in a Major Currency on the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing), not to exceed such Lender’s Unused Commitment. Each Revolving Credit Borrowing shall be in an aggregate amount not less than $10,000,000 (or the Equivalent thereof in any Major Currency determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Major Currency determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments; provided, however, that if there is no unused portion of the Commitment of one or more Lenders at the time of any requested Revolving Credit Borrowing such Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Lender or Lenders who do then have an Unused Commitment ratably according to the aggregate Unused Commitments. Within the limits of each Lender’s Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue performance and financial letters of credit (each, a “Letter of Credit”) in Dollars or any Major Currency for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time, (ii) in an amount for each Issuing Bank not to exceed the amount of such Issuing Banks’ Letter of Credit Commitment at such time and (iii) in an amount for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time, in each case, converting all non-Dollar amounts into the Dollar Equivalent thereof; provided that any Borrower may request that Letters of Credit be issued for the account of any of its Subsidiaries (without designating such Subsidiary as a Designated Subsidiary) so long as such Borrower remains obligated for the reimbursement of any drawings under such Letters of Credit under the terms of this Agreement. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) of later than the Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, any Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.04, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of

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this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.

(c) The Swing Line Advances. Each Swing Line Bank severally agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances in Dollars or in Euros to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount outstanding not to exceed at any time the lesser of (i) such Swing Line Bank’s Swing Line Commitment and (ii) the Unused Commitments of the Lenders at such time. Each Swing Line Borrowing shall be in an aggregate amount of no less than €1,000,000 or $1,000,000, as the case may be. Each Swing Line Borrowing shall consist of Swing Line Advances of the same Type made on the same day by the Swing Line Banks ratably according to their respective Swing Line Commitments. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrowers may borrow under this 2.01(c), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(c).

(d) Relationship of the Swing Line Facility with the Revolving Credit Facility. The Revolving Credit Facility may be used by way of Swing Line Advances. The Swing Line Facility is not independent of the Revolving Credit Facility.

SECTION 2.02. Making the Revolving Credit Advances and Swing Line Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Major Currency, (y) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars or (z) 9:00 A.M. (New York City time) on the day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Major Currency, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion (as determined in accordance with Section 2.01) of such Revolving Credit Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower requesting the Revolving Credit Borrowing at the Administrative Agent’s aforesaid address or at the applicable Payment Office, as the case may be; provided, however, that the Administrative Agent

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shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Banks in the same currency as the requested Revolving Credit Advance and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Banks and such other Lenders for repayment of such Swing Line Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 9:30 A.M. (London time) on the date of the proposed Swing Line Borrowing, by the applicable Borrower to the Swing Line Agent which shall give to each Swing Line Bank and the Administrative Agent and prompt notice thereof by facsimile. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by facsimile, such notice to be in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Swing Line Borrowing, (ii) Type of Swing Line Advances comprising such Swing Line Borrowing, (iii) aggregate amount of such Swing Line Borrowing, and (iv) the Interest Period for each such Swing Line Advance. Each Swing Line Bank shall, before 11:00 A.M. (London time) on the date of such Swing Line Borrowing, make available for the account of its Applicable Lending Office to the Swing Line Agent, in same day funds, such Swing Line Bank’s ratable portion of such Swing Line Borrowing. After receipt of such funds by the Swing Line Agent and upon fulfillment of the applicable conditions set forth in Article III, the Swing Line Agent will make such funds available to the relevant Borrower as specified in the applicable Notice of Swing Line Borrowing.

(c) Anything in subsection (a) or (b) above to the contrary notwithstanding, a Borrower may not select Eurocurrency Rate Advances for any proposed Revolving Credit Borrowing if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.09 or 2.12.

(d) Each Notice of Revolving Credit Borrowing and Notice of Swing Line Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower requesting such Revolving Credit Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by such Borrower to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date. The Borrower requesting a Swing Line Borrowing shall indemnify each Swing Line Bank against any loss, cost or expense incurred by such Swing Line Bank as a result of any failure to fulfill on or before the date specified in such Notice of Swing Line Borrowing for such Swing Line Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Swing Line Bank to fund the Swing Line Advance to be made by such Swing Line Bank as part of such Swing Line Borrowing when such Swing Line Advance, as a result of such failure, is not made on such date.

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(e) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Credit Borrowing the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Revolving Credit Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (x) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (y) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in any Major Currency. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(ii) Unless the Swing Line Agent shall have received notice from a Swing Line Bank prior to 11:00 A.M. (London time) on the day of any Swing Line Borrowing that such Swing Line Bank will not make available to the Swing Line Agent such Swing Line Bank’s ratable portion of such Swing Line Borrowing, the Swing Line Agent may assume that such Swing Line Bank has made such portion available to the Swing Line Agent on the date of such Swing Line Borrowing in accordance with subsection (b) of this Section 2.02 and the Swing Line Agent may, in reliance upon such assumption, make available to the Borrower proposing such Swing Line Borrowing on such date a corresponding amount. If and to the extent that such Swing Line Bank shall not have so made such ratable portion available to the Swing Line Agent such Swing Line Bank and such Borrower severally agree to repay to the Swing Line Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Swing Line Agent at (x) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Swing Line Advances comprising such Swing Line Borrowing and (B) the cost of funds incurred by the Swing Line Agent in respect of such amount, and (y) in the case of such Swing Line Bank, the cost of funds incurred by the Swing Line Agent in respect of such amount. If such Swing Line Bank shall repay to the Swing Line Agent such corresponding amount, such amount so repaid shall constitute such Swing Line Bank’s Swing Line Advance as part of such Swing Line Borrowing for purposes of this Agreement.

(f) (i) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

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(ii) The failure of any Swing Line Bank to make the Swing Line Advance to be made by it as part of any Swing Line Borrowing shall not relieve any other Swing Line Bank of its obligation hereunder to make its Swing Line Advance on the date of such Swing Line Borrowing, but no Swing Line Bank shall be responsible for the failure of any other Swing Line Bank to make the Swing Line Advance to be made by such other Swing Line Bank on the date of any Swing Line Borrowing.

(g) If the respective Unused Commitments of the Lenders on the first day of an Interest Period for any Revolving Credit Borrowing are different from the respective Unused Commitments of the Lenders on the last day of such Interest Period, the Administrative Agent shall so notify the Lenders and the respective Revolving Credit Advances shall be reallocated among the Lenders so that, after giving effect to such reallocation, the Revolving Credit Advances comprising such Revolving Credit Borrowing and continuing into the subsequent Interest Period are funded by the Lenders ratably according to their respective Unused Commitments on such last day. Each Lender agrees that the conditions precedent set forth in Section 3.03 shall not apply to any additional amounts required to be funded by such Lender pursuant to this Section 2.02(g).

SECTION 2.03. [Reserved].

SECTION 2.04. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof by facsimile. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount and currency (which shall be a Major Currency or Dollars) of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Application”). If (A) the requested form of such Letter of Credit, in the reasonable judgment of the Issuing Bank, conforms to standard practices of financial institutions that regularly issue letters of credit, (B) the issuance of a letter of credit to the beneficiary of such Letter of Credit would not, in the reasonable judgment of the Issuing Bank, violate or conflict with (y) any regulatory or legal restriction applicable to the Issuing Bank, or (z) any internal policy, procedure or guideline of, the Issuing Bank that is consistent with standard practices of financial institutions that regularly issue letters of credit and (C) the Issuing Bank has not received written notice form any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.03 shall not be satisfied, then such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Application shall conflict with this Agreement, the provisions of

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this Agreement shall govern. An Issuing Bank that issues a Letter of Credit which expires prior to the Termination Date but provides for automatic extension of the expiry date will not exercise its right to prevent the automatic extension of the expiry date unless (i) the applicable conditions set forth in Section 3.03 are not satisfied as to the date of such Issuing Bank’s required notice of non-extension, or (ii) such automatic extension would extend the expiry date beyond the Termination Date.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to the operation of Sections 2.06(b), (c) or (d), an assignment in accordance with Section 9.06 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which, in the case of Letters of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft or, in the case of a Letter of Credit denominated in any Major Currency, shall be an Advance that bears interest at the Overnight Eurocurrency Rate (as defined below) of such Issuing Bank for a period of five Business Days and thereafter, shall be a Base Rate Advance in the Equivalent in Dollars on such fifth Business Day for the amount of such draft. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Administrative Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Administrative Agent and the Company, each Lender shall pay to the Administrative Agent such Lender’s Ratable Share of such outstanding Revolving Credit Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the applicable Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Advance to be funded by such Lender, provided that the Lenders shall not be required to fund such Revolving Credit Advances resulting from drawings under a Letter of Credit denominated in any Major Currency until such Advance is exchanged for

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the Equivalent in Dollars and is a Base Rate Advance. Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. “Overnight Eurocurrency Rate” means the rate per annum applicable to an overnight period beginning on one Business Day and ending on the next Business Day equal to the sum of the Applicable Margin for Eurocurrency Rate Advances and the rate per annum quoted by the applicable Issuing Bank to the Administrative Agent as the rate at which it is offering overnight deposits in the relevant currency in amounts comparable to such Issuing Bank’s Advances resulting from drawings on Letters of Credit denominated in a Major Currency.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (B) to the Administrative Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(e) Failure to Make Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on such date.

SECTION 2.05. Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the aggregate amount of such Lender’s Unused Commitment (Fee Calculation) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other

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Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2018, and on the Termination Date, provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Letter of Credit Fees. (i) Each Borrower shall pay to the Administrative Agent for the account of each Lender a fee on such Lender’s Ratable Share of the sum of (x) the average daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time and (y) any Advances bearing interest at the Overnight Eurocurrency Rate as provided in Section 2.04(c) and outstanding from time to time, at a rate per annum equal to the Applicable Letter of Credit Rate in effect from time to time, during such calendar quarter, payable in arrears quarterly on the third Business Day after the last day of each March, June, September and December, commencing with the quarter ended June 30, 2018, and on and after the Termination Date payable upon demand; provided that the Applicable Letter of Credit Rate shall be 1% above the Applicable Letter of Credit Rate in effect upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay default interest pursuant to Section 2.08(b); and provided, further, that no Defaulting Lender shall be entitled to receive any fee in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such fee to that Defaulting Lender but shall pay such fee in the manner and to the extent set forth in Section 2.20).

(ii) Each Borrower shall pay to each Issuing Bank for its own account such reasonable fees as have been agreed between the Company and such Issuing Bank.

(c) Agent’s Fees. The Company shall pay to the Administrative Agent and Swing Line Agent for its own account such fees, and at such times, as the Company and such Agent may separately agree.

SECTION 2.06. Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, provided that following any such termination or reduction, the aggregate Swing Line Commitments shall not exceed the aggregate Revolving Credit Commitments. The aggregate amount of the Commitments, once reduced as provided in this Section 2.06(a), may not be reinstated.

(b) Non-Ratable Termination by Assignment. The Company shall have the right, upon at least ten Business Days’ written notice to the Administrative Agent (which shall then give prompt notice thereof to the relevant Lender), to require any Lender (including any Defaulting Lender) to assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall

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have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all accrued commitment fees and Letter of Credit fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11 and Section 9.04 and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment; (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment and (v) if the assigning Lender is an Issuing Bank, the Company shall pay to the Administrative Agent for deposit in the Cash Deposit Account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank; provided further that the Company shall have no right to replace more than three Non-Defaulting Lenders in any calendar year pursuant to this Section 2.06(b); and provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and, in the case of an Issuing Bank, Sections 2.04(b) and 6.02, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

(c) Non-Ratable Reduction. (i) The Company shall have the right, at any time other than during any Rating Condition, upon at least ten Business Days’ notice to a Lender (with a copy to the Administrative Agent), to terminate in whole such Lender’s Commitments. Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice and, in the case of Eurocurrency Rate, on the last day of the then current Interest Period relating to such Advance; provided further, however, that such termination shall not be effective, if, after giving effect to such termination, the Company would, under this Section 2.06(c), reduce the Lenders’ Revolving Credit Commitments in any calendar year by an amount in excess of the Revolving Credit Commitments of any three Lenders or $240,000,000, whichever is greater on the date of such termination. Notwithstanding the preceding proviso, the Company may terminate in whole the Commitments of any Lender in accordance with the terms and conditions set forth in Section 2.06(b). Upon termination of a Lender’s Commitments under this Section 2.06(c), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued commitment fees or Letter of Credit fees payable to such Lender pursuant to the provisions of Section 2.05, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and upon such payments and, if such Lender is an Issuing Bank, shall pay to the Administrative Agent for deposit in the Cash Deposit Account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 2.11, 2.14 and 9.04, and, in the case of an Issuing Bank, Sections 2.04(b) and 6.02, and its obligations under Section 8.05 shall survive such release and discharge as to matters occurring prior to such date. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.06(c) may not be reinstated.

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(ii) For purposes of this Section 2.06(c) only, the term “Rating Condition” shall mean a period commencing with notice (a “Rating Condition Notice”) by the Administrative Agent to the Company and the Lenders to the effect that the Administrative Agent has been informed that the rating of the senior public Debt of the Company is unsatisfactory under the standard set forth in the next sentence, and ending with notice by the Administrative Agent to the Company and the Lenders to the effect that such condition no longer exists. The Administrative Agent shall give a Rating Condition Notice promptly upon receipt from the Company or any Lender of notice stating, in effect, that both of S&P and Moody’s (or any successor by merger or consolidation to the business of either thereof), respectively, then rate the senior public Debt of the Company lower than BBB- and Baa3. The Company agrees to give notice to the Administrative Agent forthwith upon any change in a rating by either such organization of the senior public Debt of the Company; the Administrative Agent shall have no duty whatsoever to verify the accuracy of any such notice from the Company or any Lender or to monitor independently the ratings of the senior public Debt of the Company and no Lender shall have any duty to give any such notice. The Administrative Agent shall give notice to the Lenders and the Company as to the termination of a Rating Condition promptly upon receiving a notice from the Company to the Administrative Agent (which notice the Administrative Agent shall promptly notify to the Lenders) stating that the rating of the senior public Debt of the Company does not meet the standard set forth in the second sentence of this clause (ii), and requesting that the Administrative Agent notify the Lenders of the termination of the Rating Condition. The Rating Condition shall terminate upon the giving of such notice by the Administrative Agent.

(d) Termination by a Lender. In the event that a Change of Control occurs, each Lender may, by notice to the Company and the Administrative Agent given not later than 50 calendar days after such Change of Control, terminate its Revolving Credit Commitment, its Unissued Letter of Credit Commitment and its or its affiliate’s Swing Line Commitment, if any, which Commitments shall be terminated effective as of the later of (i) the date that is 60 calendar days after such Change of Control or (ii) the end of the Interest Period for any Eurocurrency Rate Advance outstanding at the time of such Change of Control or for any Eurocurrency Rate Advance made pursuant to the next sentence of this Section 2.06(d). Upon the occurrence of a Change of Control, each Borrower’s right to make a Borrowing or request the issuance of a Letter of Credit under this Agreement shall be suspended for a period of 60 calendar days, except for Base Rate Advances and Eurocurrency Rate Advances having an Interest Period ending not later than 90 calendar days after such Change of Control. A notice of termination pursuant to this Section 2.06(d) shall not have the effect of accelerating any outstanding Advance of such Lender and the Notes of such Lender.

(e) Funds deposited to the Cash Deposit Account pursuant to Section 2.06(b)(v) above (in the case of an assigning Lender thereunder that is an Issuing Bank) or Section 2.06(c)(i) above (in the case of a Lender whose Commitments are terminated thereunder that is an Issuing Bank) shall be applied to reimburse any drawings made under any Letter of Credit issued by such applicable Issuing Bank to the extent permitted by applicable law, and if so applied then such reimbursement shall be deemed satisfaction of the obligations of the Lenders and of the applicable Borrower to reimburse such drawing. After all of the Letters of Credit issued by such Issuing Banks shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder to such Issuing Banks have been paid in full, the balance, if any, in the Cash Deposit Account shall be promptly returned to the Company.

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SECTION 2.07. Repayment of Advances. (a) Revolving Credit Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b) Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement, any Letter of Credit Application and any other agreement or instrument, in each case, to repay any Revolving Credit Advance that results from payment of a drawing under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Application and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by a Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof as set forth in Section 9.16 or otherwise):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Application, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of any Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not substantially comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

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(c) Swing Line Advances. (i) Each Borrower shall repay to the Swing Line Agent for the ratable account of the Swing Line Banks on the last day of the applicable Interest Period, the unpaid principal amount of any Swing Line Advance then outstanding.

(ii) In the event that a Borrower does not repay a Swing Line Advance made to it in full on the last day of its Interest Period, on the Business Day immediately following such day, that Borrower shall be deemed to have served a Notice of Revolving Credit Borrowing for a Revolving Credit Borrowing to be made on the third Business Day thereafter in the amount (including accrued interest) and currency of such Swing Line Advance and with an Interest Period of one month and such Revolving Credit Advance shall be made on the third Business Day in accordance with Section 2.02(a) (without regard to the minimum amount thereof) and the proceeds thereof applied in repayment of such Swing Line Advance. Notwithstanding anything contained herein to the contrary, for the time period from the day immediately following the end of the Interest Period for any such Swing Line Advance that is not repaid on the last day of its Interest Period until and including the third Business Day thereafter, Section 2.08(b) shall apply to the unpaid principal amount of any such Swing Line Advance.

(iii) Section 3.03 shall not apply to any Revolving Credit Advance to which this Section 2.07(c) refers.

(iv) In the circumstances set out in paragraph (ii) above, to the extent that it is not possible to make a Revolving Credit Advance due to the insolvency of a Borrower, the Lenders will indemnify (pro-rata according to their Revolving Credit Commitments) the Swing Line Banks for any loss that they incur as a result of the relevant Swing Line Borrowing.

SECTION 2.08. Interest on Revolving Credit Advances and Swing Line Advances. (a) Scheduled Interest. (i) Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing by such Borrower to each Lender from the date of such Revolving Credit Advance, until such principal amount shall be paid in full, at the following rates per annum:

(A) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(B) Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that

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occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(ii) Each Borrower shall pay interest on the unpaid principal amount of each Swing Line Advance owing by such Borrower to each Swing Line Bank from the date of such Swing Line Advance until such principal amount shall be paid in full, at the following rates per annum:

(A) Euro Swing Line Advances. For each Euro Swing Line Advance, a rate per annum equal at all times during the Interest Period for such Euro Swing Line Advance to the sum of (x) the rate per annum determined by the Swing Line Agent to be the arithmetic mean (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates at which deposits in Euro are offered by the principal office of each of the Swing Line Banks to prime banks in the European interbank market at 11:00 A.M. (Brussels time) on the date of such Euro Swing Line Advance for an amount substantially equal to the Swing Line Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period; provided that if the rate determined under clause (x) above shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(B) Dollar Swing Line Advances. For each Dollar Swing Line Advance, a rate per annum equal at all times during the Interest Period for such Dollar Swing Line Advance to the sum of (x) the rate per annum determined by the Swing Line Agent to be the arithmetic mean (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates at which deposits in Dollars are offered by the principal office of each of the Swing Line Banks to prime banks in the London interbank market at 11:00 A.M. (London time) on the date of such Dollar Swing Line Advance for an amount substantially equal to the amount that would be the Swing Line Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period; provided that if the rate determined under clause (x) above shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), each Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing by such Borrower to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a) above.

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SECTION 2.09. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice (i) to the Company and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i), (ii) to the Company, the Swing Line Banks and the Swing Line Agent of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(ii) and (iii) to the applicable Borrower the rate, if any, furnished by each Swing Line Bank for the purpose of determining the interest rate under Section 2.08(a)(ii) (it being understood that the Administrative Agent shall not be required to disclose to any party hereto (other than the Company and the applicable Borrower) any information regarding any Swing Line Bank or any rate provided by such Swing Line Bank in accordance with such Section, including, without limitation, whether a Swing Line Bank has provided a rate or the rate provided by any individual Swing Line Bank).

(b) If, with respect to any Eurocurrency Rate Advances, the Majority Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify each Borrower and the Lenders, whereupon (A) such Borrower will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Major Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances, and (B) the obligation of the Lenders to make Eurocurrency Rate Advances in the same currency as such Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify each Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower, in requesting a Revolving Credit Borrowing comprised of Eurocurrency Rate Advances, shall fail to select the duration of the Interest Period for such Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will (to the extent such Eurocurrency Rate Advances remain outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in any Major Currency, be exchanged into an Equivalent amount of Dollars and be Converted into Base Rate Advances.

(d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will (to the extent such Eurocurrency Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Major Currency, be exchanged into an Equivalent amount of Dollars and Converted into a

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Base Rate Advance and (ii) the obligation of the Lenders to make Eurocurrency Rate Advances shall be suspended.

(e) If the Reuters Page is unavailable,

(i) the Administrative Agent shall forthwith notify the relevant Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) with respect to Eurocurrency Rate Advances, each such Advance will (to the extent such Eurocurrency Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be prepaid by the applicable Borrower or be automatically Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Major Currency, be prepaid by the applicable Borrower or be automatically exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(f) If at any time the Administrative Agent determines in good faith, or the Company or the Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Company) that the Company or the Majority Lenders (as applicable) have determined in good faith, that (i) adequate and reasonable means do not exist for determining the Eurocurrency Rate and such circumstances are unlikely to be temporary, (ii) the administrator of the Eurocurrency Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans (such specific date, the “Scheduled Unavailability Date”) or (iii) a new benchmark interest rate to replace LIBOR has become broadly accepted by the syndicated loan market in the United States, then the Administrative Agent and the Company may amend this Agreement to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time together with any proposed LIBOR Successor Rate Conforming Changes, and, notwithstanding any provision of this Agreement or any other Loan Document to the contrary, any such amendment shall become effective at 5:00 P.M. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent notice that such Majority Lenders do not accept such amendment; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If no such alternate rate of interest has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate

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Advances shall be suspended (to the extent of the affected Eurocurrency Rate Advances or Interest Periods) and each such Advance will (to the extent such Eurocurrency Rate Advance remains outstanding on such day) automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be prepaid by the applicable Borrower or be automatically Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Major Currency, be prepaid by the applicable Borrower or be automatically exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Advances (to the extent of the affected Eurocurrency Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing comprised of Base Rate Advances in the amount specified therein.

SECTION 2.10. Prepayments of Revolving Credit Advances and Swing Line Advances. (a) Optional Prepayments. (i) Revolving Credit Advances. Each Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such proposed prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the day of such proposed prepayment, in the case of Base Rate Advances, and, if such notice is given, such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or the Equivalent thereof in a Major Currency (determined on the date notice of prepayment is given) or an integral multiple of $1,000,000 or the Equivalent thereof in a Major Currency (determined on the date notice of prepayment is given) in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance other than on the last day of the Interest Period therefor, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Each notice of prepayment by a Designated Subsidiary shall be given to the Administrative Agent through the Company.

(ii) Swing Line Advances. Each Borrower may, upon notice to the Administrative Agent and the Swing Line Agent by 9:30 A.M. (London time) on the date of the prepayment stating the aggregate principal amount of the prepayment, and, if such notice is given, such Borrower shall prepay the outstanding principal amount of the Swing Line Advances comprising part of the same Swing Line Borrowing in whole or ratably in part; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than €1,000,000 or $1,000,000, as the case may be and (y) in the event of any such prepayment of a Swing Line Advance other than on the maturity date therefor, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory Prepayments. If, on any date, the sum of (i) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (ii) the Equivalent in Dollars (determined on the third Business Day prior to such date) of the aggregate principal amount of all Advances denominated in Foreign Currencies then outstanding plus (iii) the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus

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(iv) the Equivalent in Dollars (determined on the third Business Day prior to such date) of the aggregate Available Amount of all Letters of Credit denominated in Major Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Company and each other Borrower, if any, shall thereupon promptly prepay the outstanding principal amount of any Advances owing by such Borrower in an aggregate amount (or deposit an amount in the Cash Deposit Account) sufficient to reduce such sum (calculated on the basis of the Available Amount of Letters of Credit being reduced by the amount in the Cash Deposit Account) to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date, together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period, any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower of such Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to such Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(a) shall apply to all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type or the issuance of or participation in the Letters of Credit (or similar contingent obligations) hereunder, then, upon demand by such Lender (with a copy of such

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demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall, upon the written request of the Company delivered to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all commitment fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under this Section 2.11 and Section 9.04(c), and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Company of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision in this Section, no Lender shall demand compensation for any increased cost pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements; provided that no Lender shall be required to disclose any confidential or proprietary information in respect of such demand.

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SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Major Currency or Swing Line Advances in Euros or to fund or maintain Eurocurrency Rate Advances in Dollars or in any Major Currency or Swing Line Advances in Euros hereunder, (a) each such Eurocurrency Rate Advance or Swing Line Advance, as the case may be, will automatically, upon such demand, (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance, and (ii) if such Eurocurrency Rate Advance or Swing Line Advance is denominated in any Foreign Currency, be exchanged into an Equivalent amount of Dollars and Converted into a Base Rate Advance and (b) the obligation of the Lenders to make such Eurocurrency Rate Advances or such Swing Line Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) Each Borrower shall make each payment hereunder and under any Notes, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency or Swing Line Advances, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Agent’s Account in same day funds without set-off, counterclaim or deduction of any kind. Each Borrower shall make each payment hereunder and under any Notes with respect to principal of, interest on, and other amounts relating to Advances (other than Swing Line Advances) denominated in a Foreign Currency not later than 12:00 Noon (at the Payment Office for such Foreign Currency) on the day when due in such Foreign Currency to the Administrative Agent in same day funds by deposit of such funds to the applicable Agent’s Account without set-off, counterclaim or deduction of any kind. Each Borrower shall make each payment hereunder and under any Notes with respect to principal of, interest on, and other amounts relating to Swing Line Advances not later than 12:00 Noon (London time) on the day when due in the currency of such Swing Line Advance to the Swing Line Agent in same day funds by deposit of such funds to the applicable Agent’s Account without set-off, counterclaim or deduction of any kind. The Administrative Agent or Swing Line Agent, as the case may be, will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, commitment fees or Letter of Credit fees ratably (other than amounts payable pursuant to Section 2.04(c), 2.05(b)(ii), 2.06(b), 2.06(c), 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent or Swing Line Agent, as the case may be, shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the effective date specified in such Assignment and

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Assumption, the Administrative Agent or Swing Line Agent, as the case may be, shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on clause (a) of the definition of Base Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be and all computations of interest on Swing Line Advances or based on the Eurocurrency Rate (including the Overnight Eurocurrency Rate) or the Federal Funds Rate and of Letter of Credit fees shall be made by the Administrative Agent or the Swing Line Agent, as the case may be, on the basis of a year of 360 days (or, in each case of Advances denominated in Foreign Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commitment fees or Letter of Credit fees are payable. Each determination by the Administrative Agent or Swing Line Agent, as the case may be, of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fee or Letter of Credit fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Foreign Currencies.

SECTION 2.14. Taxes. (a) Except as otherwise provided in this Section 2.14, any and all payments by or on behalf of any Borrower (including the Company in its capacity as a guarantor under Article VII hereof) hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and each Agent, (A) net income taxes imposed by the

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United States or any State thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or such Agent (as the case may be) is organized or any political subdivision thereof and (B) any United States withholding taxes resulting from FATCA and, (ii) in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower (including the Company in its capacity as a guarantor under Article VII hereof) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall indemnify each Lender and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that a Borrower shall not be obligated to pay any amounts in respect of penalties, interest or expenses pursuant to this paragraph that are payable solely as a result of (i) the failure on the part of the pertinent Lender or Agent to pay over those amounts received from the Borrowers under this clause (c) or (ii) the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, on the part of the pertinent Lender or Agent. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Each Lender agrees to provide reasonably prompt notice to the applicable Agent, the Company and any Borrower of any imposition of Taxes or Other Taxes against such Lender; provided that failure to give such notice shall not affect such Lender’s rights to indemnification hereunder. Each Lender agrees that it will, promptly upon a request by the Company or a Borrower having made an indemnification payment hereunder, furnish to the Company or such Borrower, as the case may be, such evidence as is reasonably available to such Lender as to the payment of the relevant Taxes or Other Taxes, and that it will, if requested by the Company or such Borrower, cooperate with the Company or such Borrower, as the case may be, in its efforts to obtain a refund or similar relief in respect of such payment.

(d) Within 30 days after the date of any payment of Taxes by a Borrower under subsection (a) above, each Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

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In the case of any payment hereunder or under the Notes by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender and on the date it changes its Applicable Lending Office in the case of any Lender, and from time to time thereafter as requested in writing by any Borrower (unless a change in law renders such Lender unable lawfully to do so), shall provide the Administrative Agent and each Borrower with two original Internal Revenue Service forms W-8ECI, W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. In addition, each Lender further agrees to provide any Borrower with any form or document as any Borrower may reasonably request which is required by any taxing authority outside the United States in order to secure an exemption from, or reduction in the rate of, withholding tax in such jurisdiction, if available to such Lender. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, in the case of a Lender that initially becomes a party to this Agreement pursuant to an assignment in accordance with Section 9.06 or a Lender that undertakes a change in its Applicable Lending Office, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable on the date of such assignment or change with respect to the assignee Lender or Lender after the change in Applicable Lending Office, but only to the extent of United States withholding tax included in Taxes, if any, applicable on the date of such assignment or change with respect to the assignor Lender or Lender prior to such change in Applicable Lending Office. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI, W-8BEN or W-8BEN-E, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to each Borrower and shall not be obligated to include in such form or document such confidential information.

(ii) In addition, if a payment made to a Lender hereunder or under the Notes would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver

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to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for each Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) For any period with respect to which a Lender has failed to provide each Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, each Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If any Borrower is required to pay any additional amount to any Lender or to any Agent or on behalf of any of them to any taxing authority pursuant to this Section 2.14, such Lender shall, upon the written request of the Company delivered to such Lender and such Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all commitment fees and other fees payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11, any break funding costs under Section 9.04(c) and any indemnification for Taxes under this Section 2.14) as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, if any, or otherwise) on account of the Revolving Credit Advances or Swing Line Advances owing to it (other than pursuant to Section 2.04(c), 2.06(b), 2.06(c), 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances or Swing Line Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances or Swing Line Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall

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repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, if any) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of such Borrower and its Subsidiaries. No Borrower will request any Borrowing or Letter of Credit, and no Borrower or its Subsidiaries shall use, and each Borrower shall use commercially reasonable efforts to procure that it and its Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in a manner which constitutes (x) a violation of the Bribery Act, (y) a violation of the FCPA or (z) a material violation of any other Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. Each Borrower agrees that upon request of any Lender to such Borrower (with a copy of such notice to the Administrative Agent) that such Lender receive a Note to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and

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payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments. (a) The Company may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the earliest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $4,500,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Section 3.03 shall be satisfied.

(b) The Administrative Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Company and the Administrative Agent. Each Lender’s proposed increased Revolving Credit Commitment shall be subject to the prior written approval of each Issuing Bank and each Swing Line Bank, which consent shall not be unreasonably withheld or delayed.

(c) Promptly following each Commitment Date, the Administrative Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees approved by each Issuing Bank and each Swing Line Bank (which approval shall not be unreasonably withheld or delayed) to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $25,000,000 or an integral multiple thereof.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date

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in accordance with Section 2.19(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit E hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Company; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Company and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Swing Line Advances and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares (calculated based on their Revolving Credit Commitments as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

SECTION 2.19. Extension of Termination Date. (a) At least 30 days but not more than 60 days prior to any anniversary of the Effective Date, the Company, by written notice to the Administrative Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 15 days prior to such anniversary date, notify the Company and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least 15 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall notify the Company not later than ten days prior to the applicable anniversary date of

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the decision of the Lenders regarding the Company’s request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.03 shall be satisfied. If fewer than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, each Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date. The failure of a Lender to respond to a notice of such an increase will be deemed an election by such Lender not to participate therein.

(c) If fewer than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Company may arrange for one or more Consenting Lenders or other Eligible Assignees approved by each Issuing Bank and each Swing Line Bank (which approval shall not be unreasonably withheld or delayed) as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $25,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $25,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

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(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.06(b) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Administrative Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the second immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Company and the Swing Line Agent, and, subject to the satisfaction of the applicable conditions in Section 3.03, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

SECTION 2.20. Defaulting Lenders. (a) If any Swing Line Advances or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:

(i) so long as no Default has occurred and is continuing, all or any part of the participations in Swing Line Advances and the Available Amount of outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time,

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plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Swing Line Advances and Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Swing Line Bank and each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of such outstanding Swing Line Advances and the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, and the respective revolving extensions of credit of each Non-Defaulting Lender do not exceed such Non-Defaulting Lender’s Revolving Credit Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by any Swing Line Bank or any Issuing Bank, cash collateralize such Defaulting Lender’s Ratable Share of the outstanding Swing Line Advances or the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above), as the case may be, by paying cash collateral to such Swing Line Bank or such Issuing Bank; provided that, so long as no Default is continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Swing Line Advances and the Available Amount of outstanding Letters of Credit among Non-Defaulting Lenders in accordance with clause (i) above, (B) a reduction in outstanding Swing Line Advances and the Available Amount of all outstanding Letters of Credit by an amount equal to or greater than such Defaulting Lender’s Ratable Share of such Swing Line Advances and the Available Amount of such Letters of Credit (after giving effect to any partial reallocation to clause (i)), (C) the termination of the Defaulting Lender status of the applicable Lender, (D) such Swing Line Bank’s or Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released) or (E) the posting of cash collateral for the amount of a Defaulting Lender as contemplated by Section 2.20(e). In the event any Letter of Credit or a portion thereof is collateralized, no fees shall be payable by the applicable Borrower on the collateralized amount of such Letter of Credit or a portion thereof;

(iii) to the extent the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.20(a), then the fees payable to the Lenders pursuant to Section 2.05(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit as reallocated; or

(iv) to the extent any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 2.20(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.05(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit that have not been reallocated or collateralized shall be payable to the applicable Issuing Bank until

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such Defaulting Lender’s Ratable Share of Letters of Credit has been fully cash collateralized and/or reallocated.

(b) So long as any Lender is a Defaulting Lender, no Swing Line Bank shall be required to make a Swing Line Advance, and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(a), and participating interests in any such Swing Line Advances or newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(a)(i) (and Defaulting Lenders shall not participate therein).

(c) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrowers of their obligations shall not be excused or otherwise modified, as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Borrowers, any Agent, any Swing Line Bank, any Issuing Bank or any other Lender may have against such Defaulting Lender.

(d) If the Borrowers, the Administrative Agent, each Swing Line Bank and each Issuing Bank agree in writing that in their reasonable determination a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Swing Line Advances and Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares (without giving effect to Section 2.20(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees, letter of credit fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swing Line Bank or any Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested

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by any Swing Line Bank or any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in the Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Swing Line Banks or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Swing Line Bank or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of the Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement shall become effective on and as of the first date (the “Restatement Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2017, except as otherwise publicly disclosed prior to the date hereof.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or to the knowledge of the Company Threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, except as disclosed in public filings prior to the date hereof or (ii) purports to affect the legality, validity or enforceability of this

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Agreement or any Note of the Company or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.

(c) The Company shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders in respect of this Agreement.

(d) On the Restatement Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Company, dated the Restatement Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Restatement Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(e) The Administrative Agent shall have received on or before the Restatement Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i) The Notes of the Company to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.

(ii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the Notes of the Company, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes of the Company and the other documents to be delivered hereunder.

(iv) A favorable opinion of the General Counsel or an Assistant General Counsel of the Company, substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agents, substantially in the form of Exhibit G hereto.

(vi) Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.

(f) The Administrative Agent shall have received counterparts of this Agreement executed by the Company and each of the Lenders or, as to any of the Lenders,

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advice satisfactory to the Administrative Agent that such Lender has executed this Agreement.

(f) The Company shall have repaid or prepaid all of the accrued obligations under the Existing Credit Agreement.

SECTION 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.07 is subject to the Administrative Agent’s receipt on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Administrative Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:

(a) The Notes of such Borrower to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.

(b) Certified copies of the resolutions of the Board of Directors of such Borrower (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes of such Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

(c) A certificate of the Secretary or an Assistant Secretary of such Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes of such Borrower and the other documents to be delivered hereunder.

(d) A certificate signed by a duly authorized officer of the Company or such Borrower, dated as of the date of such initial Advance, certifying that such Borrower shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Borrower to execute and deliver this Agreement and the Notes and to perform its obligations thereunder.

(e) The Designation Letter of such Designated Subsidiary, substantially in the form of Exhibit D hereto.

(f) A favorable opinion of counsel to such Designated Subsidiary, dated the date of such initial Advance, substantially in the form of Exhibit F hereto.

(g) Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.

SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing, Swing Line Borrowing, Issuance, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(c)), the obligation of the Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be

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subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, issuance, Commitment Increase or extension of Commitments, as the case may be, (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, Notice of Issuance, request for Commitment Increase, request for Commitment extension and the acceptance by the Borrower requesting such Borrowing or issuance of the proceeds of such Borrowing or such issuance shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or issuance, such Increase Date or such Extension Date such statements are true):

(i) the representations and warranties of the Company contained in Section 4.01 (except, in the case of a Borrowing or an issuance, the representations set forth in the last sentence of subsection (e) thereof and in subsections (f), (h)-(l) and (n) thereof) are correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if such Borrowing or issuance shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter are correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or issuance, such Commitment Increase or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Restatement Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Restatement Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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(b) The execution, delivery and performance by the Company of this Agreement and the Notes of the Company, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not cause or constitute a violation of any provision of law or regulation or any provision of the Certificate of Incorporation or By-Laws of the Company or result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Company pursuant to, any indenture or other agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected.

(c) No authorization, consent, approval (including any exchange control approval), license or other action by, and no notice to or filing or registration with, any governmental authority, administrative agency or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes of the Company.

(d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes of the Company when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

(e) The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2017, and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended (together with the notes to the financial statements of the Company and its Consolidated Subsidiaries and the Consolidated statements of cash flows of the Company and its Consolidated Subsidiaries), accompanied by an opinion of one or more nationally recognized firms of independent public accountants, copies of which have been furnished to each Lender, are materially complete and correct, and fairly present the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, except as otherwise noted therein; the Company and its Consolidated Subsidiaries do not have on such date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheet or the notes thereto as at such date. No Material Adverse Change has occurred since December 31, 2017, except as otherwise publicly disclosed prior to the date hereof.

(f) There is no action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, pending or to the knowledge of the Company Threatened affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse

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Effect (other than as disclosed in public filings prior to the date hereof), or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.

(g) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower of such Advance or of such Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between such Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) The Company and each wholly-owned direct Subsidiary of the Company have, in the aggregate, met their minimum funding requirements under ERISA with respect to their Plans in all material respects and have not incurred any material liability to the PBGC, other than for the payment of premiums, in connection with such Plans.

(i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Company or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of the Company or any of its ERISA Affiliates.

(j) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan of the Company or any of its ERISA Affiliates, copies of which have been filed with the United States Department of Labor (and which will be furnished to any Lender through the Administrative Agent upon the request of such Lender through the Administrative Agent to the Company), are complete and accurate in all material respects and fairly present in all material respects the funding status of such Plans at such date, and since the date of each such Schedule SB there has been no material adverse change in funding status.

(k) Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability to any Multiemployer Plan in an annual amount exceeding 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries.

(l) No Multiemployer Plan is, or is reasonably expected to be, in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or to be in “endangered” or “critical” status, in any such case, which might reasonably be expected to result in a liability of the Company in an amount in excess of $5,000,000.

(m) The Company is not, and immediately after the application by the Company of the proceeds of each Advance will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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(n) To the best of the Company’s knowledge, the operations and properties of the Company and its Subsidiaries taken as a whole comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been applied for or have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries and the Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits. To the best of the Company’s knowledge no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect.

(o) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors and agents when acting on behalf of the Company and its Subsidiaries, are in compliance with Anti-Corruption Laws in all material respects. No Borrowing or Letter of Credit, or use of proceeds will constitute (i) a violation of the Bribery Act, (ii) a violation of the FCPA or (iii) a material violation of any other Anti-Corruption Laws.

(p) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries with applicable Sanctions, and the Company and its Subsidiaries are in compliance with applicable Sanctions in all material respects. None of the Company, its Subsidiaries, or any of their respective officers or directors are Sanctioned Persons. No Borrowing or Letter of Credit or use of proceeds will violate applicable Sanctions.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each Designated Subsidiary to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(j), if failure to comply with such requirements would have a Material Adverse Effect, and maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each Designated Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or on its income or profits or upon any of its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge

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any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each Designated Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Designated Subsidiary to preserve and maintain, its corporate existence and all its material rights (charter and statutory) privileges and franchises; provided, however, that the Company and each Designated Subsidiary may consummate any merger, consolidation or sale of assets permitted under Section 5.02(b).

(e) Visitation Rights. At any reasonable time and from time to time upon reasonable notice but not more than once a year unless an Event of Default has occurred and is continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any Designated Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Designated Subsidiary with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each Designated Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Designated Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each Designated Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that neither the Company nor any of its Designated Subsidiaries shall be required to maintain or preserve any property if the failure to maintain or preserve such property shall not have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Administrative Agent (with a copy for each Lender) and the Administrative Agent shall promptly forward the same to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in

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each case in comparative form the corresponding figures as of the corresponding date and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, subject, however, to year-end auditing adjustments, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year setting forth in each case in comparative form the corresponding figures as of the close of and for the preceding fiscal year, all in reasonable detail and accompanied by an opinion of independent public accountants of nationally recognized standing, as to said financial statements and a certificate of the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company stating that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;

(iii) copies of the Forms 8-K and 10-K reports (or similar reports) which the Company is required to file with the Securities and Exchange Commission of the United States of America (the “SEC”), promptly after the filing thereof;

(iv) copies of each annual report, quarterly report, special report or proxy statement mailed to substantially all of the stockholders of the Company, promptly after the mailing thereof to the stockholders;

(v) promptly and in any event within three Business Days, notice of the occurrence of any Default of which the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company shall have knowledge;

(vi) as soon as available and in any event within 15 Business Days after the Company or any of its ERISA Affiliates knows or has reason to know that any ERISA Event involving liability of at least $150,000,000 has occurred, a statement of a senior officer of the Company with responsibility for compliance with the requirements of ERISA describing such ERISA Event and the action, if any, which the Company or such ERISA Affiliate proposes to take with respect thereto;

(vii) at the request of any Lender, promptly after the filing thereof with the Internal Revenue Service, copies of Schedule SB (Actuarial Information) to each annual report (Form 5500 series) filed by the Company or any of its ERISA Affiliates with respect to each Plan;

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(viii) promptly after receipt thereof by the Company or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(ix) promptly after such request, such other documents and information relating to any Plan as any Lender may reasonably request from time to time;

(x) promptly and in any event within 15 Business Days after receipt thereof by the Company or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) (x) the imposition of Withdrawal Liability in an amount in excess of $5,000,000 with respect to any one Multiemployer Plan or in an aggregate amount in excess of $25,000,000 with respect to all such Multiemployer Plans within any one calendar year or (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan that has resulted or might reasonably be expected to result in Withdrawal Liability in an amount in excess of $5,000,000 or of all such Multiemployer Plans that has resulted or might reasonably be expected to result in Withdrawal Liability in an aggregate amount in excess of $25,000,000 within any one calendar year and (B) the amount of liability incurred, or that may be incurred, by the Company or any of its ERISA Affiliates in connection with any event described in such subclause (x) or (y);

(xi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any Designated Subsidiary of the type described in Section 4.01(f); and

(xii) from time to time such further information respecting the financial condition and operations of the Company and its Subsidiaries as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 5.01(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or at www.sec.gov, (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed with the SEC on EDGAR; provided, that, in each case, the Company shall promptly notify the Administrative Agent (by facsimile or electronic mail) of the posting or filing of any such documents.

(i) Authorizations. Obtain, and cause each Designated Subsidiary to obtain, at any time and from time to time all authorizations, licenses, consents or approvals (including exchange control approvals) as shall now or hereafter be necessary or desirable under applicable law or regulations in connection with its making and performance of this

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Agreement and, upon the request of any Lender, promptly furnish to such Lender copies thereof.

(j) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(k) Change of Control. If a Change of Control shall occur, within ten calendar days after the occurrence thereof, provide the Administrative Agent with notice thereof, describing therein in reasonable detail the facts and circumstances giving rise to such Change of Control.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Issue, assume or guarantee, or permit any of its Subsidiaries owning Restricted Property to issue, assume or guarantee, any Debt secured by Liens on or with respect to any Restricted Property without effectively providing that its obligations to the Lenders under this Agreement and any of the Notes shall be secured equally and ratably with such Debt so long as such Debt shall be so secured, except that the foregoing shall not apply to:

(i) Liens affecting property of the Company or any of its Subsidiaries existing on the Restatement Date or of any Person existing at the time it becomes a Subsidiary of the Company or at the time it is merged into or consolidated with the Company or a Subsidiary of the Company;

(ii) Liens on property of the Company or its Subsidiaries existing at the time of acquisition thereof or incurred to secure the payment of all or part of the purchase price thereof or to secure Debt incurred prior to, at the time of or within 24 months after acquisition thereof for the purpose of financing all or part of the purchase price thereof;

(iii) Liens on property of the Company or its Subsidiaries (in the case of property that is, in the opinion of the Board of Directors of the Company, substantially unimproved for the use intended by the Company) to secure all or part

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of the cost of improvement thereof, or to secure Debt incurred to provide funds for any such purpose;

(iv) Liens which secure only Debt owing by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

(v) Liens in favor of the United States of America, any State, any foreign country, or any department, agency, instrumentality, or political subdivisions of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type; or

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v) inclusive of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of the property which secured the Lien extended, renewed or replaced (plus improvements on such property);

provided, however, that, the Company and any one or more Subsidiaries owning Restricted Property may issue, assume or guarantee Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property that would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clause (i) through (vi) above) and the aggregate value of the Sale and Leaseback Transactions in existence at such time, does not at any one time exceed 10% of the Net Tangible Assets of the Company and its Consolidated Subsidiaries; and provided further that the following type of transaction, among others, shall not be deemed to create Debt secured by Liens: Liens required by any contract or statute in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any foreign country or any department, agency or instrumentality of any of the foregoing jurisdictions.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that the Company may merge or consolidate with any other Person so long as the Company is the surviving corporation and so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

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ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay: (i) any principal of any Revolving Credit Advance when the same becomes due and payable; (ii) any principal of any Swing Line Advance within three Business Days after the same becomes due and payable, (iii) any commitment fees, Letter of Credit commissions or any interest on any Advance payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or (iv) any other fees or other amounts payable under this Agreement or any Notes within 30 days after the same becomes due and payable other than those fees and amounts the liabilities for which are being contested in good faith by such Borrower and which have been placed in Escrow by such Borrower; or

(b) Any representation or warranty made (or deemed made) by any Borrower (or any of its officers) in connection with this Agreement or by any Designated Subsidiary in the Designation Letter pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made (or deemed made); or

(c) The Company shall repudiate its obligations under, or shall default in the due performance or observance of, any term, covenant or agreement contained in Article VII of this Agreement; or

(d) (i) The Company shall fail to perform or observe Section 5.01(h)(v), (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in Section 5.02(a) and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company (through the Administrative Agent), or (iii) the Company or any other Borrower shall fail to perform or to observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the relevant Borrower or, in the case of the Company, any of the principal financial officer, the principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, and in the case of any other Borrower, a responsible officer of such Borrower, first has knowledge of such failure; or

(e) (i) The Company or any of its Consolidated or Designated Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Debt owed to the Company or its Subsidiaries or Affiliates) that is outstanding in a principal amount of at least $150,000,000 in the aggregate (but excluding Debt outstanding hereunder and Debt owed by such party to any bank, financial institution or other institutional lender to the extent the Company or any Subsidiary has deposits with such bank, financial institution or other institutional lender sufficient to repay such Debt) of the Company or such Subsidiary

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(as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that, for purposes of this Section 6.0l(e), in the case of (x) Debt of any Person (other than the Company or one of its Consolidated Subsidiaries) which the Company has guaranteed and (y) Debt of Persons (other than the Company or one of its Consolidated Subsidiaries) the payment of which is secured by a Lien on property of the Company or such Subsidiary, such Debt shall be deemed to have not been paid when due or to have been declared to be due and payable only when the Company or such Subsidiary, as the case may be, shall have failed to pay when due any amount which it shall be obligated to pay with respect to such Debt; provided further, however, that any event or occurrence described in this subsection (e) shall not be an Event of Default if (A) such event or occurrence relates to the Debt of any Subsidiary of the Company located in China, India, the Commonwealth of Independent States or Turkey (collectively, the “Exempt Countries”), (B) such Debt is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the Debt of which would cause an Event of Default to occur but for the effect of this proviso does not exceed $500,000,000; or

(f) The Company or any of its Designated or Consolidated Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any such Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any such Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this

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subsection (f); provided, however, that any event or occurrence described in this subsection (f) shall not be an Event of Default if (A) such event or occurrence relates to any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries with respect to which the happening of the events or occurrences described in this subsection (f) would cause an Event of Default to occur but for the effect of this proviso does not exceed $500,000,000; or

(g) Any judgment or order for the payment of money in excess of $150,000,000 shall be rendered against the Company or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if (A) such judgment or order is rendered against any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by any Borrower or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such judgment or order is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding the tenth consecutive day of the stay period referred to above, the book value of the assets of such Subsidiary does not exceed $150,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the judgments and orders against which would cause an Event of Default to occur but for the effect of this proviso does not exceed $500,000,000; or

(h) Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and enforcement proceedings shall have been commenced by any Person upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Any license, consent, authorization or approval (including exchange control approvals) now or hereafter necessary to enable the Company or any Designated Subsidiary to comply with its obligations herein or under any Notes of such Borrower shall be modified, revoked, withdrawn, withheld or suspended; or

(j) (i) Any ERISA Event shall have occurred with respect to a Plan of any Borrower or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of

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any and all other Plans of the Borrowers and their ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrowers and their ERISA Affiliates related to such ERISA Event) exceeds $150,000,000; or (ii) any Borrower or any of its ERISA Affiliates shall be in default, as defined in Section 4219(c)(5) of ERISA, with respect to any payment of Withdrawal Liability and the sum of the outstanding balance of such Withdrawal Liability and the outstanding balance of any other Withdrawal Liability that any Borrower or any of its ERISA Affiliates has incurred exceeds 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries; or (iii) any Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of such Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in endangered or critical status and as a result of such reorganization, insolvency, termination or determination the aggregate annual contributions of the Borrowers and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvency, being terminated or so determined have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such event occurs by an amount exceeding $150,000,000;

then, and in any such event, the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the United States Bankruptcy Code of 1978, as amended, (x) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the United States Bankruptcy Code of 1978, as amended, the Borrowers shall immediately

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pay to the Administrative Agent on behalf of the Lenders for deposit in the Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Administrative Agent reasonably determines that any funds held in the Cash Deposit Account are subject to any right or interest of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in the Cash Deposit Account shall be promptly returned to the Company.

ARTICLE VII

GUARANTEE

SECTION 7.01. Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Advances to the Designated Subsidiaries and to induce the Agents to act hereunder, the Company hereby unconditionally and irrevocably guarantees to each Lender and each Agent that:

(a) the principal of and interest on each Advance to each Designated Subsidiary shall be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms hereof, and, in case of any extension of time of payment, in whole or in part, of such Advance, that all such sums shall be promptly paid when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension; and

(b) all other amounts payable hereunder by any Designated Subsidiary to any Lender or the Administrative Agent or the Swing Line Agent, as the case may be, shall be promptly paid in full when due in accordance with the terms hereof (the obligations of the Designated Subsidiaries under these subsections (a) and (b) of this Section 7.01 being the “Obligations”).

In addition, the Company hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Advance to any Designated Subsidiary or such other amounts payable by any Designated Subsidiary to any Lender or any Agent, the Company will forthwith pay the same, without further notice or demand.

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SECTION 7.02. Guarantee Absolute. The Company guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or any Agent with respect thereto. The liability of the Company under this guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company, any Borrower or a guarantor.

This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any of the Lenders or any Agent upon the insolvency, bankruptcy or reorganization of the Company or any Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers. The Company hereby expressly waives diligence, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any Designated Subsidiary or against any other guarantor of all or any portion of the Advances, and all other notices and demands whatsoever.

SECTION 7.04. Remedies. Each of the Lenders and each Agent may pursue its respective rights and remedies under this Article VII and shall be entitled to payment hereunder notwithstanding any other guarantee of all or any part of the Advances to the Designated Subsidiaries, and notwithstanding any action taken by any such Lender or such Agent to enforce any of its rights or remedies under such other guarantee, or any payment received thereunder. The Company hereby irrevocably waives any claim or other right that it may now or hereafter acquire against any Designated Subsidiary that arises from the existence, payment, performance or enforcement of the Company’s obligations under this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents or the Lenders against any Designated Subsidiary, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Designated Subsidiary, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Company in violation of the preceding sentence at any time when all the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Lenders and the Agents and shall forthwith be paid to the Administrative Agent for its own account and the accounts of the

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respective Lenders to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Obligations or other amounts payable under this Agreement thereafter arising. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this section is knowingly made in contemplation of such benefits.

SECTION 7.05. No Stay. The Company agrees that, as between (a) the Company and (b) the Lenders and the Agents, the Obligations of any Designated Subsidiary guaranteed by the Company hereunder may be declared to be forthwith due and payable as provided in Article VI hereof for purposes of this Article VII by declaration to the Company as guarantor notwithstanding any stay, injunction or other prohibition preventing such declaration as against such Designated Subsidiary and that, in the event of such declaration to the Company as guarantor, such Obligations (whether or not due and payable by such Designated Subsidiary), shall forthwith become due and payable by the Company for purposes of this Article VII.

SECTION 7.06. Survival. This guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this guaranty, (b) be binding upon the Company, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 9.06) and each Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender or the Administrative Agent hereunder is required to be restored by such Lender or such Agent. Without limiting the generality of the foregoing clause (c) but subject to Section 9.06, each Lender may assign or otherwise transfer its interest in any Advance to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each Swing Line Bank hereby irrevocably appoints Citibank Europe plc, UK Branch to act on its behalf as the Swing Line Agent hereunder and authorizes the Swing Line Agent to take such actions on its behalf and to exercise such powers as are delegated to the Swing Line Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and except as set forth in Section 8.07, no Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to an Agent, any syndication agent or any documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a

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matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agents’ duties hereunder are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 6.01) or (ii) in the absence of its own gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Each Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

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(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.

(d) Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer of such Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to such Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by a Borrower), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent, in its capacity as such, under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Ratable Share of any

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out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by a Borrower.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank, in its capacity as such, hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) The Lenders severally agree to indemnify the Swing Line Agent (to the extent not reimbursed by the Borrowers), from and against such Lender’s ratable share (determined according to their respective Revolving Credit Commitments at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Swing Line Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Swing Line Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Swing Line Agent’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Swing Line Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) payable by the Borrowers under Section 9.04, to the extent that the Swing Line Agent is not reimbursed for such expenses by the Borrowers.

(d) The failure of any Lender to reimburse any Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agents as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse any Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse any Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agents and each Issuing Bank agrees to return

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to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company or any Borrower. In the case of any investigation, litigation or proceeding giving rise to any indemnified costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.

SECTION 8.06. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of each Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were an “Agent” under this Agreement) as if set forth in full herein with respect thereto.

SECTION 8.07. Resignation of Agent. (a) Each Agent may at any time give notice of its resignation to the Lenders and the Company. The Company may at any time after such notice of resignation, by notice to the applicable Agent, propose a successor Agent (which shall meet the criteria described below) and request that the Lenders be notified thereof by such Agent with a view to their appointment of such successor Agent; each Agent agrees to forward any such notice to the Lenders promptly upon its receipt by such Agent. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having a combined capital and surplus of at least $500,000,000, and the Swing Line Banks shall have the right, in consultation with the Company, to appoint a successor Swing Line Agent, which shall be a bank with an office in London. If no such successor shall have been so appointed by the Majority Lenders or the Swing Line Banks, as applicable, and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks and in consultation with the Company, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as an Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as an Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders or the Swing Line Banks, as applicable, and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders or the Swing Line Banks, as applicable) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder, (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph and (iii) all payments, communications and determinations provided to be made

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by, to or through the Swing Line Agent shall instead be made by or to each Swing Line Bank directly, until such time as the Swing Line Banks appoint a successor Swing Line Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(d) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Line Advances or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder, (iii) the successor Swing Line Bank shall enter into an Assignment and Assumption and acquire from the retiring Swing Line Bank each outstanding Swing Line Advance of such retiring Swing Line Bank for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.08. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.09. Other Agents. Each Lender hereby acknowledges that none of the syndication agent or any documentation agent nor any other Lender designated as any “Agent” on the cover or the signature pages hereof (other than the Administrative Agent and the Swing Line Agent) has any liability hereunder other than in its capacity as a Lender, if applicable.

SECTION 8.10. Lender ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party

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hereto, for the benefit of the Administrative Agent and each Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Arranger and their respective Affiliates, that:

(i) none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

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(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Advances, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise

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for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders affected thereby, do any of the following: (a) increase the Commitments of such Lender, (b) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or extend the date of termination of such Lender’s Commitment, (d) release the Company from any of its obligations under Article VII, (e) require the duration of an Interest Period to be more than six months if such period is not available to all Lenders, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder; or (g) amend this Section 9.01; and provided further that (w) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note, (x) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Agent under this Agreement or any Note, (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement and (z) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Banks under this Agreement; and provided further, that nothing contained in this Section 9.01 will require any Borrower or the Administrative Agent to seek the consent of any Lender in order to make any technical amendments to cure ambiguities or defects or make related modifications to any provision of a Loan Document.

SECTION 9.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

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(i) if to the Company or any Designated Subsidiary, to the Company’s address at 115 Tabor Road, Morris Plains, New Jersey 07950, Attention: Assistant Treasurer (Facsimile No. (973) 695-1468); Telephone No. (973) 455-2290);

(ii) if to the Administrative Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (212) 994-0961; Telephone No. (302) 894-6160), with a copy to 388 Greenwich Street, New York, New York 10013, Attention: Brian Reed;

(iii) if to Citibank, N.A. in its capacity as an Issuing Bank, to it at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (212) 994-0961; Telephone No. (302) 894-6160); and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Company at the time of its appointment as an Issuing Bank hereunder;

(iv) if to the Swing Line Agent, at its address at 25 Canada Square, Citigroup Centre, 5th Floor CGC2, Canary Wharf, London, UK, E14 5LB, Attention: Loans Agency, Attention of Robert Skews/Lisa Lee/Andy Binnie, Fax No. 44 (0)20 7492 3980 and Fax 44(0)20 7067 9536; and

(v) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Agents or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the applicable Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that

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such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Administrative Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer,

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duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto. The Company further agrees to pay on demand all costs and expenses of the Agents and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for each Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) Each Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent any such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction.

The Company also agrees not to assert any claim against any Indemnified Party on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or for any damages arising from the use by unintended recipients of information or other materials distributed by it in connection with this Agreement through electronic telecommunications or other information transmission systems.

(c) (i) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the applicable Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06(b), 2.10(a) or (b) or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.06 as a result of a demand by the Company pursuant to Section 2.06(b), the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

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(ii) If any payment of principal of any Swing Line Advance is made by the applicable Borrower to or for the account of a Swing Line Bank other than on the maturity date for such Advance as specified in the applicable Notice of Swing Line Borrowing, as a result of a payment pursuant to Section 2.06(b), 2.10(a) or (b) or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the applicable Borrower shall, upon demand by a Swing Line Bank (with a copy of such demand to the Administrative Agent and the Swing Line Agent), pay to the Swing Line Agent for the account of such Swing Line Bank any amounts required to compensate such Swing Line Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Swing Line Bank to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination in whole of any Commitment hereunder.

SECTION 9.05. Binding Effect. This Agreement shall become effective on the Restatement Date and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent, the Swing Line Agent and each Lender and their respective successors and permitted assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.06. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.06(b), (ii) by way of participation in accordance with the provisions of Section 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Section 9.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time, with notice to the Company prior to making any proposal to any potential assignee, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in

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each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 9.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Letter of Credit Facility, unless each of the Administrative Agent and the Company (unless a Default has occurred and is continuing at the time of such assignment) otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, except that any assignment under the Revolving Credit Facility shall include a proportionate assignment under the Swing Line Facility, if applicable.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.06(b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender if notice of such assignment is given to the Company; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or an Affiliate of such Lender; and

(C) the consent of each Issuing Bank and Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in

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its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to each Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04 and subject to its obligations under Section 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this

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paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive absent manifest error, and the Company, each other Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, any other Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Company and the other Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, any other Borrower, each Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) within 30 days of the effective date of such participation, such Lender shall provide notice of such participation to the Company.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive

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absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.06, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company or any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to such Borrower received by it from such Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.07. Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, notify the Administrative Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Administrative Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.07(a), if the designation of such Designated Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.

As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower,

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and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary, either directly or through an Affiliate of such Lender selected pursuant to the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement and the Notes of any Designated Subsidiary then, so long as at the time no Notice of Revolving Credit Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

SECTION 9.08. Confidentiality. (a) Each of the Lenders and each Agent hereby agrees that it shall not disclose any financial reports and other information from time to time supplied to it by the Company hereunder to the extent that such information is not and does not become publicly available and which the Company indicates at the time is to be treated confidentially, provided, however, that nothing herein shall affect the disclosure of any such information (i) by the Administrative Agent to any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for any Lender or any Agent or to their respective independent public accountants, (iv) to bank examiners and auditors and appropriate government examining authorities or self-regulatory bodies having or claiming oversight any Lender or its affiliates, (v) to any Agent or any other Lender, (vi) in connection with any litigation to which any Lender or the Administrative Agent is a party relating hereto or in connection with the exercise of any remedies hereunder, (vii) to actual or prospective assignees and participants as contemplated by Section 9.06(e), (viii) to any Affiliate of any Agent or any Lender or to such Agent’s, Lender’s or Affiliate’s officers, directors, employees, agents and advisors, provided that, prior to any such disclosure, such Affiliate or such Affiliate’s officers, directors, employees, agents or advisors, as the case may be, shall agree to preserve the confidentiality of any confidential information relating to the Company received by it, (ix) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative, financial insurance or other transaction under which payments are to be made by reference to the Borrowers and their obligations hereunder, this Agreement or payments hereunder or (x) with the written consent of the Company; a determination by a Lender or an Agent as to the application of the circumstances

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described in the foregoing clauses (i)-(ix) being conclusive if made in good faith; and each of the Lenders and each Agent agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such information is confidential.

(b) Each Borrower agrees to maintain the confidentiality of any information relating to a rate provided by a Swing Line Bank in accordance with Section 2.08(a)(ii), except that (i) each Borrower may disclose the actual interest rate paid under this Agreement, and (ii) such information may be disclosed (A) to the extent required by law (including statute, rule, regulation or judicial process), (B) to counsel for the Borrowers or to their respective independent public accountants, (C) to examiners and auditors and appropriate government examining authorities or self-regulatory bodies having or claiming oversight any Borrower or its Affiliates, (D) in connection with any litigation to which any Borrower is a party relating hereto or in connection with the exercise of any remedies hereunder, (E) to any Affiliate of any Borrower or to such Affiliate’s officers, directors, employees, agents and advisors or (F) with the written consent of the applicable Swing Line Bank, provided that, prior to any such disclosure, such Affiliate or such Affiliate’s officers, directors, employees, agents or advisors, as the case may be, shall agree to preserve the confidentiality of such information; a determination by a Borrower as to the application of the circumstances described in the foregoing clauses (A)-(E) being conclusive if made in good faith; and each of the Borrowers agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such information is confidential.

SECTION 9.09. Mitigation of Yield Protection. Each Lender hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 2.11(a), 2.12 or 2.14 with respect to such Lender, such Lender will give notice thereof through the Administrative Agent to the respective Borrower. A Borrower may at any time, by notice through the Administrative Agent to any Lender, request that such Lender change its Applicable Lending Office as to any Advance or Type of Advance or that it specify a new Applicable Lending Office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Lender will use reasonable efforts to comply with such request unless, in the opinion of such Lender, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation. In addition, each Lender agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of Applicable Lending Office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the respective Borrower pursuant to Section 2.11(a), Section 2.12 or Section 2.14 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Lender is aware at such time, then such costs or requirements shall not be imposed upon such Borrower but shall be borne by such Lender. All expenses incurred by any Lender in changing an Applicable Lending Office or specifying another Applicable Lending Office of such Lender or rebooking any Advance in response to a request from a Borrower shall be paid by such Borrower. Nothing in this Section 9.09 (including, without limitation, any failure by a Lender to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the respective Borrower under Section 2.11(a), Section 2.12 or Section 2.14, including any obligations payable in respect of any period prior to the

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date of any change or specification of a new Applicable Lending Office or any rebooking of any Advance.

SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its address specified in Section 9.02, and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction. To the extent that each Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably

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waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13. Substitution of Currency. If a change in any Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Foreign Currency had occurred.

SECTION 9.14. Final Agreement. This written agreement represents the full and final agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect thereto. There are no unwritten agreements between the parties.

SECTION 9.15. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 9:00 A.M. (New York City time) on the first Business Day preceding that on which final judgment is given.

(b) The obligation of each Borrower in respect of any sum due in the Original Currency from it to any Lender or any Agent hereunder or under the Note or Notes held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of Dollars so purchased is less than the sum originally due to such Lender or such Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or any Agent (as the case may be) in the Original Currency, such Lender or such Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.16. No Liability of the Issuing Banks. None of the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse

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any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 9.17. Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.18. License Agreement and CDS Data.

(a) The Administrative Agent hereby notifies the Company and the Lenders that it has entered into a licensing agreement (the “Licensing Agreement”) with Markit, pursuant to which Markit will provide to the Administrative Agent for each Business Day a composite end of day credit default swap spread for the five (5) year credit default swap spread of the Company (the “CDS Data”) that the Administrative Agent will use to determine the Market Rate Spread. The Administrative Agent hereby further notifies the Company and the Lenders that, pursuant to the Licensing Agreement, (i) the CDS Data will be provided by Markit on an “as is” basis, without express or implied warranty as to accuracy, completeness, title, merchantability or fitness for a particular purpose, (ii) Markit has no liability to the Administrative Agent for any inaccuracies, errors or omissions in the CDS Data, except in the event of its gross negligence, fraud or willful misconduct, (iii) the CDS Data, as provided by Markit, constitutes confidential information (and each Lender agrees to treat such information in confidence to the same extent and in the same manner as such Lender is required to hold confidential information pursuant to Section 9.08 hereof), (iv) the CDS Data, as provided by Markit, may be used by the Administrative Agent, the Company and the Lenders solely for the purposes of this Agreement and (v) Markit and the Administrative Agent, except in each case in the event of its gross negligence, fraud or willful misconduct, shall have no liability whatsoever to either the Company or any Lender or any client of a Lender, whether in contract, in tort, under a warranty, under statute or otherwise, in respect of any loss or damage suffered by the Company, such Lender or client as a result of or in connection with any opinions, recommendations, forecasts, judgments or any other conclusions, or any course of action determined, by such Lender or any client of such Lender based on the CDS Data. Each of the Company and the Lenders (other than Citibank, N.A., in its capacity as the Administrative

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Agent, which is a party thereto) agrees that it shall not be a third party beneficiary of the Licensing Agreement and shall have no rights or obligations thereunder.

(b) The CDS Data shall be made available to the Company pursuant to procedures agreed upon by the Company and the Administrative Agent, including procedures that permit uninterrupted, online access. The Company agrees that it will use reasonable efforts (e.g., procedures substantially comparable to those applied by the Company in respect of non-public information as to the business of the Company) to keep confidential the CDS Data and the related materials provided by Markit pursuant to the Licensing Agreement to the extent that the same is not and does not become publicly available.

(c) It is understood and agreed that in the event of a breach of confidentiality, damages may not be an adequate remedy and that the Licensing Agreement provides that Markit shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

(d) The Company acknowledges that each of the Administrative Agent and the Lenders from time to time may conduct business with and may be a shareholder of Markit and that each of the Administrative Agent and the Lenders may have from time to time the right to appoint one or more directors to the board of directors of Markit.

(e) Notwithstanding the foregoing, the Administrative Agent hereby represents and warrants to the Company that the Administrative Agent has the express authority under the Licensing Agreement to provide the CDS Data and the related materials provided from time to time by Markit to the Company.

SECTION 9.19. No Fiduciary Duty. Each Borrower acknowledges that each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), each is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Lender Party act or be responsible as a fiduciary to any Borrower, its management, stockholders, creditors or any other person. Each Borrower and each Lender Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. Each Borrower also hereby acknowledges that no Lender Party has advised nor is advising such Borrower as to any legal, accounting, regulatory or tax matters, and that such Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate. Each Lender Party may have economic interest that conflict with those of the Borrowers, their stockholders and/or their Affiliates.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions . Notwithstanding anything to the contrary in this Agreement, any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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SECTION 9.21. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HONEYWELL INTERNATIONAL INC.

By:	/s/ John J. Tus
Name: John J. Tus
Title: Vice President and Treasurer

CITIBANK, N.A., as Administrative Agent, an Initial Swing Line Bank and an Initial Lender

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

CITIBANK EUROPE PLC, UK BRANCH, as Swing Line Agent

By:	/s/ Angela Ryan
Name: Angela Ryan
Title: Assistant Vice President

CITIBANK, N.A., LONDON BRANCH, as an Initial Swing Line Bank

By:	/s/ Lucy Devlin
Name: Lucy Devlin
Title: Director

[Honeywell 5 Year Credit Agreement]

ARRANGER AND SYNDICATION AGENT

JPMORGAN CHASE BANK, N.A., as an Initial Swing Line Bank and an Initial Lender

By:	/s/ Gene R. Riego De Dios
Name: Gene R. Riego De Dios
Title: Executive Director

DOCUMENTATION AGENTS

BANK OF AMERICA, N.A., as an Initial Lender

By:	/s/ Mukesh Singh
Name: Mukesh Singh
Title: Director

BARCLAYS BANK PLC, as an Initial Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH, as an Initial Lender

By:	Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

GOLDMAN SACHS BANK USA, as an Initial Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[Honeywell 5 Year Credit Agreement]

MUFG BANK, LTD., as an Initial Lender

By:	/s/ Ravneet Mumick
Name: Ravneet Mumick
Title: Director

MORGAN STANLEY BANK, N.A., as an Initial Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Initial Lender

By:	/s/ Kara Treiber
Name: Kara Treiber
Title: Director

LENDERS

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH, as an Initial Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

BNP PARIBAS, as an Initial Lender

By:	/s/ Tony Baratta
Name: Tony Baratta
Title: Managing Director

By:	/s/ Michael Hoffman
Name: Michael Hoffman
Title: Director

[Honeywell 5 Year Credit Agreement]

DBS BANK LTD., as an Initial Lender

By:	/s/ Yeo How Ngee
Name: Yeo How Ngee
Title: Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as an Initial Lender

By:	/s/ Patrick Mueller
Name: Patrick Mueller
Title: Managing Director

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as an Initial Lender

By:	/s/ Christine Cai
Name: Christine Cai
Title: Vice President

By:	/s/ Gang Duan
Name: Gang Duan
Title: Executive Director

MIZUHO BANK, LTD., as an Initial Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

ROYAL BANK OF CANADA, as an Initial Lender

By:	Alex Figueroa
Name: Alex Figueroa
Title: Authorized Signatory

SOCIETE GENERALE, as an Initial Lender

By:	/s/ Shelley Yu
Name: Shelley Yu
Title: Director

[Honeywell 5 Year Credit Agreement]

STANDARD CHARTERED BANK, as an Initial Lender

By:	/s/ Guilherme Domingos
Name: Guilherme Domingos
Title: Director

SUMITOMO MITSUI BANKING CORPORATION, as an Initial Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

THE NORTHERN TRUST COMPANY, as an Initial Lender

By:	/s/ Andrew Holtz
Name: Andrew Holtz
Title: Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as an Initial Lender

By:	/s/ Stephen Leach
Name: Stephen Leach
Title: Director

THE TORONTO DOMINION BANK, NEW YORK BRANCH, as an Initial Lender

By:	/s/ Annie Dorval
Name: Annie Dorval
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as an Initial Lender

By:	/s/ Mach Irey
Name: Mach Irey
Title: Vice President

[Honeywell 5 Year Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as an Initial Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

BANK OF CHINA, NEW YORK BRANCH, as an Initial Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as an Initial Lender

By:	/s/ Matthew DeCarlo
Name: Matthew DeCarlo
Title: Senior Director

By:	/s/ Elke Videgan
Name: Elke Videgan
Title: Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as an Initial Lender

By:	/s/ Andrew Campbell
Name: Andrew Campbell
Title: Authorized Signatory

By:	/s/ Melissa Brown
Name: Melissa Brown
Title: Authorized Signatory

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as an Initial Lender

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Mark Koneval
Name: Mark Koneval
Title: Managing Director

DANSKE BANK A/S, as an Initial Lender

By:	/s/ Klaus Vilsen
Name: Klaus Vilsen
Title: Nordic Head of Loan Management

By:	/s/ Jesper Larsen
Name: Jesper Larsen
Title: Senior Loan Manager

[Honeywell 5 Year Credit Agreement]

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as an Initial Lender

By:	/s/ Jordan Schweon
Name: Jordan Schweon
Title: Global Relationship Manager

By:	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: Head of Credit

SANTANDER BANK, N.A., as an Initial Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Executive Director

By:	/s/ Daniel Kostman
Name: Daniel Kostman
Title: Executive Director

THE BANK OF NOVA SCOTIA, as an Initial Lender

By:	/s/ Mauricio Saishio
Name: Mauricio Saishio
Title: Director

UNICREDIT BANK AG, NEW YORK BRANCH, as an Initial Lender

By:	/s/ Ken Hamilton
Name: Ken Hamilton
Title: Managing Director

By:	/s/ Betsy Briggs
Name: Betsy Briggs
Title: Associate Director

WESTPAC BANKING CORPORATION, as an Initial Lender

By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Director

[Honeywell 5 Year Credit Agreement]

SCHEDULE I

REVOLVING CREDIT COMMITMENTS AND LETTER OF CREDIT
COMMITMENTS

NAME OF INITIAL LENDER	REVOLVING CREDIT COMMITMENT	SWING LINE COMMITMENT
Citibank, N.A.	$245,000,000	EUR 100,000,000
JPMorgan Chase Bank, N.A.	$245,000,000	EUR 100,000,000
Bank of America, N.A.	$195,000,000
Barclays Bank PLC	$195,000,000
Deutsche Bank AG New York Branch	$195,000,000
Goldman Sachs Bank USA	$195,000,000
MUFG Bank, Ltd.	$117,000,000
Morgan Stanley Bank, N.A.	$78,000,000
Wells Fargo Bank, National Association	$195,000,000
Banco Bilbao Vizcaya Argentaria S.A., New York Branch	$120,000,000
BNP Paribas	$120,000,000
DBS Bank Ltd.	$120,000,000
HSBC Bank USA, National Association	$120,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$120,000,000
Mizuho Bank, Ltd.	$120,000,000
Royal Bank of Canada	$120,000,000
Societe Generale	$120,000,000
Standard Chartered Bank	$120,000,000
Sumitomo Mitsui Banking Corporation	$120,000,000
The Northern Trust Company	$120,000,000
The Royal Bank of Scotland plc	$120,000,000
The Toronto Dominion Bank, New York Branch	$120,000,000
U.S. Bank National Association	$120,000,000
Australia and New Zealand Banking Group Limited	$60,000,000
Bank of China, New York Branch	$60,000,000
Bayerische Landesbank, New York Branch	$60,000,000
Canadian Imperial Bank of Commerce, New York Branch	$60,000,000
Credit Agricole Corporate and Investment Bank	$60,000,000
Danske Bank A/S	$60,000,000
Intesa Sanpaolo S.p.A. - New York Branch	$60,000,000
Santander Bank N. A.	$60,000,000

The Bank of Nova Scotia	$60,000,000
UniCredit Bank AG, New York Branch	$60,000,000
Westpac Banking Corporation	$60,000,000
Total:	$4,000,000,000	EUR 200,000,000

[Honeywell 5 Year Credit Agreement]

SCHEDULE 2.01(b)

EXISTING LETTERS OF CREDIT

NONE

EXHIBIT A - FORM OF

PROMISSORY NOTE

Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _________________________ corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Amended and Restated Five Year Credit Agreement dated as of April 27, 2018, among Honeywell International Inc., the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Advance (i) in Dollars are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, at 388 Greenwich Street, New York, New York, 10013, in same day funds and (ii) in any Major Currency are payable in such currency at the applicable Payment Office in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned or the Equivalent thereof in one or more Major Currencies, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Revolving Credit Advances denominated in Major Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This promissory note shall be governed by, and construed in accordance with the laws of the State of New York.

[NAME OF BORROWER]

By
Name:
Title:
2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Type of Advance	Amount of Advance in Relevant Currency	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT B-1 - FORM OF NOTICE OF

REVOLVING CREDIT BORROWING

Citibank, N.A., as Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

Building #3, 1615 Brett Road

New Castle, Delaware 19720	[Date]

Attention: Bank Loan Syndication

Ladies and Gentlemen:

The undersigned, [Name of Borrower], refers to the Amended and Restated Five Year Credit Agreement, dated as of April 27, 2018 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Revolving Credit Borrowing is _______________.

(ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii) The aggregate amount of the Proposed Revolving Credit Borrowing is [$_______________] [for a Revolving Credit Borrowing in a Major Currency, list currency and amount of Revolving Credit Borrowing].

[(iv) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]

The undersigned hereby certifies that the conditions precedent to this Revolving Credit Borrowing set forth in Section 3.03 of the Credit Agreement have been satisfied and the applicable statements contained therein are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing.

Very truly yours,

[NAME OF BORROWER]

By
Name:
Title:
2

EXHIBIT B-2 - FORM OF NOTICE OF

SWING LINE BORROWING

Citibank Europe plc, UK Branch, as Swing Line Agent

for the Lenders parties

to the Credit Agreement

referred to below

Citibank, N.A., as Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

[Date]

Attention: Loans Agency

Ladies and Gentlemen:

The undersigned, [Name of Borrower], refers to the Amended and Restated Five Year Credit Agreement, dated as of April 27, 2018 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Citibank, N.A., as Administrative Agent for said Lenders, and Citibank Europe plc, UK Branch, as Swing Line Agent for the Swing Line Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Swing Line Borrowing (the “Proposed Swing Line Borrowing”) as required by Section 2.02(b) of the Credit Agreement:

(i) The Business Day of the Proposed Swing Line Borrowing is _______________.

(ii) The aggregate amount of the Proposed Swing Line Borrowing is [$__________] [€__________].

(iii) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Swing Line Borrowing is _____ day[s].

The undersigned hereby certifies that the conditions precedent to this Swing Line Borrowing set forth in Section 3.03 of the Credit Agreement have been satisfied and the applicable statements contained therein are true on the date hereof, and will be true on the date of the Proposed Swing Line Borrowing.

Very truly yours,

[NAME OF BORROWER]

By
Name:
Title:
2

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.	Borrower(s):	Honeywell International Inc.

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $4,000,000,000 Amended and Restated Five Year Credit Agreement dated as of April 27, 2018 among Honeywell International Inc., the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	______________][10]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Letter of Credit Commitment,” etc.)

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

[Page break]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]13 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

  Administrative Agent

By:

  Title:

11 Add additional signature blocks as needed.

12 Add additional signature blocks as needed.

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]14

[NAME OF RELEVANT PARTY]

By:

  Title:

14 To be added only if the consent of the Company and/or other parties (e.g. Swing Line Bank, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit

Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF DESIGNATION LETTER

[DATE]

To each of the Lenders

parties to the

Credit Agreement (as defined

below) and to Citibank, N.A.,

as Administrative Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Amended and Restated Five Year Credit Agreement dated as of April 27, 2018, among Honeywell International Inc. (the “Company”), the Lenders named therein, and Citibank, N.A., as Administrative Agent for said Lenders (the “Credit Agreement”). For convenience of reference, terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.

Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lenders as follows:

1. The Designated Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of __________________ and is duly qualified to transact business in all jurisdictions in which such qualification is required.

2. The execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement, its Notes and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not cause or constitute a violation of any provision of law or regulation or any provision of the charter or by-laws of the Designated Subsidiary or result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Designated Subsidiary pursuant to, any indenture or other agreement or instrument to which the Designated Subsidiary is a party or by which the Designated Subsidiary or its property may be bound or affected.

3. This Designation Agreement and each of the Notes of the Designated Subsidiary, when delivered, will have been duly executed and delivered, and this Designation Letter, the Credit Agreement and each of the Notes of the Designated Subsidiary, when delivered, will constitute a legal, valid and binding obligation of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

4. There is no action, suit, investigation, litigation or proceeding including, without limitation, any Environmental Action, pending or to the knowledge of the Designated Subsidiary Threatened affecting the Designated Subsidiary before any court, governmental agency or arbitration that (i) is reasonably likely to have a Material Adverse Effect, or (ii) purports to effect the legality, validity or enforceability of this Designation Letter, the Credit Agreement, any Note of the Designated Subsidiary or the consummation of the transactions contemplated thereby.

5. No authorizations, consents, approvals, licenses, filings or registrations by or with any governmental authority or administrative body are required in connection with the execution, delivery or performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement or the Notes of the Designated Subsidiary except for such authorizations, consents, approvals, licenses, filings or registrations as have heretofore been made, obtained or effected and are in full force and effect.

6. The Designated Subsidiary is not, and immediately after the application by the Designated Subsidiary of the proceeds of each Advance will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

HONEYWELL INTERNATIONAL INC.

By
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

EXHIBIT E - FORM OF OPINION

OF THE GENERAL COUNSEL OR AN

ASSISTANT GENERAL COUNSEL OF THE COMPANY

April 27, 2018

To each of the Lenders parties

to the Credit Agreement

(as defined below),

and to Citibank, N.A.,

as Administrative Agent for said Lenders

Honeywell International Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Sections 3.01(e)(iv) and 3.02(f) of the Amended and Restated Five Year Credit Agreement dated as of April 27, 2018, among Honeywell International Inc. (the “Company”), the Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders (the “Credit Agreement”). Terms defined in the Credit Agreement are, unless otherwise defined herein, used herein as therein defined.

I have acted as counsel for the Company in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection I have examined:

(1) The Credit Agreement.

(2) The documents furnished by the Company pursuant to Article III of the Credit Agreement, including the Certificate of Incorporation of the Company and all amendments thereto (the “Charter”) and the By-laws of the Company and all amendments thereto (the “By-laws”).

(3) A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, attesting to the continued corporate existence and good standing of the Company in that State.

I have also examined the originals, or copies certified to my satisfaction, of such corporate records of the Company (including resolutions adopted by the Board of Directors of the Company), certificates of public officials and of officers of the Company, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Company or its officers or of public officials.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties.

I am qualified to practice law in the State of New York, and I do not purport to be expert in, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

1. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes of the Company, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Charter or the By-laws or (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any material order, writ, judgment, decree, determination or award or (iii) conflict with or result in the breach of, or constitute a default under, any material indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or any similar document. The Credit Agreement and the Notes of the Company have been duly executed and delivered on behalf of the Company.

2

3. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, administrative agency or regulatory body, or any third party is required for the due execution, delivery and performance by the Company of the Credit Agreement or the Notes of the Company, or for the consummation of the transactions contemplated thereby.

4. The Credit Agreement is, and each Note of the Company when delivered under the Credit Agreement will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally or by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that I express no opinion as to (i) the subject matter jurisdiction of the District Courts of the United States of America to adjudicate any controversy relating to the Credit Agreement or the Notes of the Company or (ii) the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender or Applicable Lending Office may be located or wherein enforcement of the Credit Agreement or the Notes of the Company may be sought which limits rates of interest which may be charged or collected by such Lender.

5. There is no action, suit, investigation, litigation or proceeding against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator now pending or, to the best of my knowledge, Threatened that is reasonably likely to have a Material Adverse Effect (other than as disclosed in public filings prior to the date hereof) or that purports to affect the legality, validity or enforceability of the Credit Agreement or any Note of the Company or the consummation of the transactions contemplated thereby, and there has been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the matters disclosed in public filings prior to the date hereof.

6. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

In connection with the opinions expressed by me above in paragraphs 4 and 5, I wish to point out that (i) provisions of the Credit Agreement that permit the Administrative Agent or any Lender to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith, (ii) that a party to whom an advance is owed may, under certain circumstances, be called upon to prove the outstanding amount of the Advances evidenced thereby, (iii) the rights of the Administrative Agent and the Lenders provided for in Section 9.04(b) of the Credit Agreement may be limited in certain circumstances and (iv) I express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

3

I do not express any opinion on any matter not expressly addressed above. The opinions set forth herein are delivered based solely upon the examinations, assumptions and other matters described herein as of the date hereof, and I undertake no obligation to modify or supplement this opinion letter or otherwise to communicate with you with respect to changes in law or matters which occur or come to my attention after the date hereof.

This opinion letter is given for the sole and exclusive benefit of the addressees hereof and may not be relied upon by or delivered or disclosed to any other person, except that any person that becomes a Lender in accordance with the provisions of the Credit Agreement after the date hereof may rely on these opinions as if this opinion letter were addressed and delivered to such Lender on the date hereof. In addition, this opinion letter relates only to the matters, the opinions and the transaction specifically referred to or provided herein, and no other opinions should be implied therefrom. Notwithstanding the foregoing, you may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations; however, we assume no obligation to advise you or any such governmental authority, or to make any investigations, as to any legal developments or actual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

4

EXHIBIT F - FORM OF OPINION OF COUNSEL

TO A DESIGNATED SUBSIDIARY

____________, 20__

To each of the Lenders parties

to the Credit Agreement

(as defined below),

and to Citibank, N.A., as Administrative Agent

for said Lenders

Ladies and Gentlemen:

In my capacity as counsel to __________ (“Designated Subsidiary”), I have reviewed that certain Amended and Restated Five Year Credit Agreement dated as of April 27, 2018, among Honeywell International Inc., the Lenders named therein, and Citibank, N.A., as Administrative Agent for such Lenders (the “Credit Agreement”). In connection therewith, I have also examined the following documents:

(i) The Designation Letter (as defined in the Credit Agreement) executed by the Designated Subsidiary.

[such other documents as counsel may wish to refer to]

I have also reviewed such matters of law and examined the original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have considered relevant hereto. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Company or its officers or of public officials.

Except as expressly specified herein all terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to them in the Credit Agreement.

I am qualified to practice law in __________, and I do not purport to be expert in, or to express any opinion herein concerning, any laws other than the laws of __________.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

1. The Designated Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of __________, (b) is duly qualified in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

2. The execution, delivery and performance by the Designated Subsidiary of its Designation Letter, the Credit Agreement and its Notes, and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not cause or constitute a violation of any provision of law or regulation or any material order, writ, judgment, decree, determination or award or any provision of the charter or by-laws or other constituent documents of the Designated Subsidiary or result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Designated Subsidiary pursuant to, any material indenture or other agreement or instrument to which the Designated Subsidiary is a party or by which the Designated Subsidiary or its property may be bound or affected. The Designation Letter and each Note of the Designated Subsidiary has been duly executed and delivered on behalf of the Designated Subsidiary.

3. The Credit Agreement and the Designation Letter of the Designated Subsidiary are, and each Note of the Designated Subsidiary when delivered under the Credit Agreement will be, the legal, valid and binding obligation of the Designated Subsidiary enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally or by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that I express no opinion as to (i) the subject matter jurisdiction of the District Courts of the United States of America to adjudicate any controversy relating to the Credit Agreement, the Designation Letter of the Designated Subsidiary or the Notes of the Designated Subsidiary or (ii) the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender or Applicable Lending Office may be located or wherein enforcement of the Credit Agreement, the Designation Letter of the Designated Subsidiary or the Notes of the Designated Subsidiary may be sought which limits rates of interest which may be charged or collected by such Lender.

4. There is no action, suit, investigation, litigation or proceeding at law or in equity before any court, governmental agency or arbitration now pending or, to the best of my knowledge and belief, Threatened against the Designated Subsidiary that is reasonably likely to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of the Designation Letter of the Designated Subsidiary, the Credit Agreement or any Note of the Designated Subsidiary or the consummation of the transactions contemplated thereby.

5. No authorizations, consents, approvals, licenses, filings or registrations by or with any governmental authority or administrative body are required for the due

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execution, delivery and performance by the Designated Subsidiary of its Designation Letter, the Credit Agreement or the Notes of the Designated Subsidiary except for such authorizations, consents, approvals, licenses, filings or registrations as have heretofore been made, obtained or affected and are in full force and effect.

6. The Designated Subsidiary is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

In connection with the opinions expressed by me above in paragraph 3, I wish to point out that (i) provisions of the Credit Agreement which permit the Administrative Agent or any Lender to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith, (ii) a party to whom an advance is owed may, under certain circumstances, be called upon to prove the outstanding amount of the Advances evidenced thereby, (iii) the rights of the Administrative Agent and the Lenders provided for in Section 9.04(b) of the Credit Agreement may be limited in certain circumstances and (iv) I express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

I do not express any opinion on any matter not expressly addressed above. The opinions set forth herein are delivered based solely upon the examinations, assumptions and other matters described herein as of the date hereof, and I undertake no obligation to modify or supplement this opinion letter or otherwise to communicate with you with respect to changes in law or matters which occur or come to my attention after the date hereof.

This opinion letter is given for the sole and exclusive benefit of the addressees hereof and may not be relied upon by or delivered or disclosed to any other person, except that any person that becomes a Lender in accordance with the provisions of the Credit Agreement after the date hereof may rely on these opinions as if this opinion letter were addressed and delivered to such Lender on the date hereof. In addition, this opinion letter relates only to the matters, the opinions and the transaction specifically referred to or provided herein, and no other opinions should be implied therefrom.

Very truly yours,

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EXHIBIT G - FORM OF OPINION

OF SHEARMAN & STERLING LLP,

COUNSEL TO THE ADMINISTRATIVE AGENT

[S&S LETTERHEAD]

__________ __, 2018

To the Initial Lenders party to the Credit

Agreement referred to below and to

Citibank, N.A., as Administrative Agent and

Citibank Europe plc, UK Branch, as Swing Line Agent

Honeywell International Inc.

Ladies and Gentlemen:

We have acted as counsel to Citibank, N.A., as Administrative Agent, and Citibank Europe plc, UK Branch, as Swing Line Agent, in connection with the Amended and Restated Five Year Credit Agreement, dated as of April 27, 2018 (the “Credit Agreement”), among Honeywell International Inc., a Delaware corporation (the “Borrower”), and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Credit Agreement.

(b)	The Notes executed by the Borrower and delivered on the date hereof.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)	The genuineness of all signatures.

(B)	The authenticity of the originals of the documents submitted to us.

(C)	The conformity to authentic originals of any documents submitted to us as copies.

(D)	As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

(E)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Borrower, enforceable against each such party in accordance with its terms.

(F)	That:

(1) The Borrower is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2) The Borrower has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents.

(3) The execution, delivery and performance by the Borrower of the Opinion Documents have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a) contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(b) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(c) result in any conflict with or breach of any agreement or document binding on it.

(4) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Borrower of any Opinion Document or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional

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diligence would reasonably be expected to recognize as being applicable to the Borrower, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Borrower, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Our opinion expressed above is subject to the following qualifications:

(a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

(d) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(e) We express no opinion with respect to Section 9.12 of the Credit Agreement to the extent that such Section (i) implies that a federal court of the United States has subject matter jurisdiction or (ii) purports to grant any court exclusive jurisdiction.

(f) We express no opinion as to whether inclusion of the bail-in clause in Section 9.20 of the Credit Agreement or any Bail-In Action under it will be given effect.

(g) Our opinion is limited to Generally Applicable Law.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

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This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Very truly yours,

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